Exhibit 10.6

OPERATING AGREEMENT

OF

FP-1, LLC

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE VIRGINIA SECURITIES ACT OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTDFPT THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE OPERATING AGREEMENT GOVERNING THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE OPERATING MEMBER OF THE COMPANY.

OPERATING AGREEMENT

OF

FP-1, LLC

5.03	Limitations on Distributions	27
5.04	In-Kind Distribution	27
5.05	Right to Withhold	27

ARTICLE 6 RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS		28

6.01	Limitations on Transfer	28
6.02	Permitted Transfers	28
6.03	Admission of Substitute Members	29
6.04	Additional Restrictions on Transfer	29
6.05	Election; Allocations Between Transferor and Transferee	30
6.06	Partition	30
6.07	Waiver of Withdrawal	30

ARTICLE 7 DEFAULT BUY-SELL AGREEMENT		31

7.01	Default Buy-Sell Events	31
7.02	Rights Arising From a Default Buy-Sell Event	32
7.03	Determination of Purchase Price	33
7.04	Member’s Option	35
7.05	Closing of Purchase and Sale	36
7.06	Payment of Purchase Price	36
7.07	Release and Indemnity	36
7.08	Repayment of Member Loans	36
7.09	Voting Rights Following Default Buy-Sell Event	37
7.10	Withdrawal of the Selling Member	37

ARTICLE 8 DISSOLUTION AND WINDING UP OF THE COMPANY		38

8.01	Events Causing Dissolution of the Company	38
8.02	Winding Up of the Company	38
8.03	No Negative Capital Account Restoration	39

ARTICLE 9 BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS		39

9.01	Company Books	39
9.02	Delivery of Records; Inspection	39
9.03	Reports and Tax Information	40
9.04	Company Tax Elections; Tax Controversies	41
9.05	Accounting and Fiscal Year	42
9.06	Confidentiality of Information	42

ARTICLE 10 MISCELLANEOUS		42

10.01	Subscription Agreement	42
10.02	Investment Interest; Nature of Investment	43
10.03	Appointment of Attorney-in-Fact	43
10.04	Waiver of Conflict of Interest	44
10.05	Amendment	44
10.06	No Assignments; Binding Effect	45

10.07	Further Assurances	45
10.08	Notices	45
10.09	Waivers	46
10.10	Preservation of Intent	46
10.11	Entire Agreement	47
10.12	Certain Rules of Construction	47
10.13	Counterparts	47
10.14	Governing Law	47
10.15	Assurances	47
10.16	Time is of the Essence	48
10.17	Other Matters	48
10.18	No Consequential Damages	48
10.19	Ownership of DFP and Property Manager	48

ARTICLE 11 DEFINITIONS		49

11.01	Additional Contribution	49
11.02	Additional Member	49
11.03	Adjusted Capital Account	49
11.04	Affiliate	49
11.05	Agreement	49
11.06	Annual Business Plan	50
11.07	Appraised Value	50
11.08	Business Day	50
11.09	Buyout Purchase Price	50
11.10	Buy-Sell Notice	50
11.11	Capital Account	50
11.12	Capital Contribution	50
11.13	Capital Event	51
11.14	Cash Flow	51
11.15	Cash Flow Bonus Forfeiture Event	51
11.16	Code	51
11.17	Company	51
11.18	Company Minimum Gain	51
11.19	Contributing Member	52
11.20	Contribution Date	52
11.21	Contribution Notice	52
11.22	Contribution Percentage	52
11.23	Default Buy-Sell Event	52
11.24	Default Notice	52
11.25	Defaulting Member	52
11.26	Default Purchase Price	52
11.27	Delinquent Contribution	52
11.28	Depreciation	52
11.29	DFP	53

11.30	Dilution Percentage	53
11.31	Effective Date	53
11.32	Emergency Situations	53
11.33	Extraordinary Cash Flow	53
11.34	Fiscal Year	54
11.35	Gross Asset Value	54
11.36	Immediate Family	55
11.37	Indemnified Party	55
11.38	Interest	55
11.39	IRR	55
11.40	Liquidation	55
11.41	Majority of Representatives	56
11.42	Management Committee	56
11.43	Material Breach	56
11.44	Member Loan	56
11.45	Member Minimum Gain	56
11.46	Member Nonrecourse Debt	57
11.47	Member Nonrecourse Deductions	57
11.48	Member(s)	57
11.49	Mortgage Loan	57
11.50	Net Profits and Net Losses	57
11.51	Non-Contributing Member	58
11.52	Nonrecourse Deductions	58
11.53	Operating Account	58
11.54	Operating Budget	58
11.55	Operating Member	58
11.56	Ordinary Cash Flow	58
11.57	Paladin	59
11.58	Paladin REIT	59
11.59	Percentage Interest	59
11.60	Permitted Transferees	59
11.61	Person	59
11.62	Preferred Return	60
11.63	Price Determination Notice	60
11.64	Project	60
11.65	Project Shortfall	60
11.66	Property Management Agreement	60
11.67	Property Manager	60
11.68	Purchasing Member	60
11.69	Qualified Appraiser	61
11.70	Regulatory Allocations	61
11.71	REIT	61
11.72	Removal Event	61
11.73	Removal Notice	61
11.74	Securities Act	61

11.75	Seller Loan	61
11.76	Selling Member	61
11.77	Tax Matters Partner	61
11.78	Third-Party Purchase Price	61
11.79	Transfer	62
11.80	Treasury Regulation	62
11.81	Unanimous Written Consent	62
11.82	Unpaid Preferred Return	62
11.83	Unrecovered Contribution Account	62
11.84	Virginia Act	63

ARTICLE 12 MISCELLANEOUS		63

12.01	Recitals for Article 12	63
12.02	Single Purpose Entity Provisions	63
12.03	Certain Definitions for SPE Provisions	67
12.04	SPE Conclusion Amendment	68

Exhibit List

Exhibit “A”	Initial Capital Contributions and Capital Account Balances
Exhibit “B”	Property Description for Project
Exhibit “C”	Information Regarding DFP and Property Manager
Exhibit “D”	xIRR Calculation

OPERATING AGREEMENT

OF

FP-1, LLC

THIS OPERATING AGREEMENT OF FP-1, LLC (the “Company”), is entered into effective as of November 15, 2011, by and between PRIP PINES, LLC, a Delaware limited liability company (“Paladin”) and DF PINES OF YORK, LLC, a Virginia limited liability company (“DFP”). The capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in Article 11.

ARTICLE 1

FORMATION

1.01 Formation

The Company has been formed as a Virginia limited liability company pursuant to the provisions of the Virginia Act. The Company shall be operated in accordance with, and the Members shall be governed by, the terms and conditions of this Agreement. If any terms of this Agreement are inconsistent with any terms of the Act that are permitted to be modified by an operating agreement, then the terms of this Agreement shall control. In connection with the formation of the Company, a duly authorized representative of the Company has caused to be filed with the office of the Virginia State Corporation Commission the duly executed Articles of Organization for the Company in accordance with the Virginia Act. A duly authorized representative also shall execute, acknowledge and verify such other documents or instruments as may be necessary or appropriate in order to form the Company under the Virginia Act or to continue the existence of the Company in accordance with the provisions of the Virginia Act or to register, qualify to do business or operate its business as a foreign limited liability company in any other state in which the Company conducts business.

1.02 Names and Addresses

The name of the Company is FP-1, LLC. The registered office of the Company in the State of Virginia is at c/o David, Kamp & Frank, L.L.C., 739 Thimble Shoals Boulevard, Suite 105, Newport News, Virginia 23606 and the name of the registered agent for the Company at such registered office is E. D. David, Esq. For so long as DFP is the Operating Member, the principal office for the Company shall be maintained at 11824 Fishing Point Road, Newport News, Virginia 23606, or such other location at which DFP maintains an office and thereafter at such other place as the Management Committee may designate from time to time. Copies of any material notices or other matters received by the Company shall be promptly delivered by the Operating Member to the Members.

1.03 Nature of Business

The purpose for which the Company is to exist is (i) to acquire, own, manage, operate, rent, lease, maintain, finance, hold for investment, exchange, sell and otherwise deal with that certain real property more particularly described on Exhibit B attached hereto, together with existing improvements consisting of an approximately 248 unit apartment complex and related amenities and improvements located thereto located at 3100 Hampton Highway, Yorktown, Virginia (the “Project”); (ii) to conduct such other activities with respect to, and otherwise realize and optimize the operating cash flow distributions and economic internal rates of return from, the Project and any and all other related assets the Company may hereinafter acquire as are appropriate to carrying out the foregoing purposes; and (iii) to do all things incidental to or in furtherance of the above enumerated purposes.

1.04 Term of the Company

The term of the Company commenced on the date the Articles of Organization were filed with the Virginia State Corporation Commission and shall continue until December 31, 2051, unless otherwise dissolved pursuant to Article 8 or unless extended by the unanimous agreement of the Members. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles of Organization of the Company in accordance with the provisions of the Virginia Act.

ARTICLE 2

MANAGEMENT OF THE COMPANY

2.01 Management Committee

(a) Management by Management Committee. Except as otherwise provided in this Agreement, all aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company (including, without limitation, investment and Project related decisions) shall be made, by the Members acting through a management committee (the “Management Committee”) composed of five (5) representatives in accordance with the provisions contained below. The Members, exclusively through the Management Committee, shall have the right, power and authority to take any and all actions consistent with the purpose of the Company that is permitted hereunder and under applicable law. No Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner (other than as expressly provided herein) except through the Management Committee.

(b) Representatives. Paladin shall be entitled to select three (3) representatives of the Management Committee, and DFP shall be entitled to select two (2) representatives of the Management Committee. Paladin hereby designates James R. Worms, William K. Dunbar, and Whitney A. Greaves as its initial representatives on the Management Committee, and DFP hereby designates Wendy C. Drucker and David C. Falk, Jr. as its initial representatives of the Management Committee. Paladin may appoint a replacement representative at any time and from time to time for any one or more of the representatives it designated by giving written notice of such replacement to DFP, which replacement shall be effective upon the giving of such notice. Provided that any such replacement representative is the holder of an ownership interest in the DFP Member or a senior officer of the DFP Member or one of its Affiliates, and such replacement representative has significant responsibilities or decision-making authority with respect to the Project, DFP may appoint a replacement representative at any time and from time to time for any one or more of the representatives it designated by giving written notice of such replacement to Paladin, which replacement shall be effective upon the giving of such notice; otherwise, any change in the designation of DFP’s representatives shall be subject to Paladin’s approval, which approval shall not be unreasonably withheld. The Members acting through the Management Committee shall have the authority to make all decisions affecting the business and affairs of the Company as fully and completely as if the Members were themselves making such decisions. Each Member recognizes and agrees, however, that the representatives on the Management Committee are acting exclusively on behalf of the Member they represent, respectively, and that such representatives shall not, therefore, have any personal liability by reason of serving as a representative of such Member.

(c) Decisions. Except as otherwise set forth in this Agreement, any actions required or permitted to be taken by the Management Committee shall be so taken only either (i) with the approval of a Majority of Representatives at a meeting of the Management Committee or (ii) by Unanimous Written Consent without a meeting pursuant to Section 2.01(i). The Management Committee may, but shall not be required to, memorialize its actions in the form of minutes, which minutes, when signed by at least one representative on the Management Committee appointed by each of Paladin and DFP, shall be conclusive evidence of such action and shall be incorporated into the books and records of the Company. Notwithstanding anything contained herein to the contrary, each Member hereby agrees and covenants that it shall direct its representatives on the Management Committee to execute any accurate minutes relating to actions that were taken in accordance with this Section 2.01(c) regardless of whether such Member voted in favor of the action.

(d) Meetings. Regular meetings of the Management Committee shall be held at the principal office of the Company (or at such other place(s) as are designated by the Management Committee) at such times as shall be designated from time to time by the Management Committee.

(e) Special Meetings. Special meetings of the Management Committee may be called by or at the request of any representative and shall be held at the principal office of the Company (or at such other place(s) as may be designated by the Management Committee). The representative calling any special meeting of the Management Committee may designate any reasonable time for the holding of the special meeting.

(f) Telephonic Participation. Representatives of the Management Committee may participate in any regularly scheduled or special meetings of the Management Committee telephonically or through other similar communications equipment, as long as all of the representatives participating in the meeting can hear one another. Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

(g) Notice and Attendance. Notice of any meeting of, or of any action taken without a meeting pursuant to Section 2.01(i) by, the Management Committee shall be given as far in advance of the meeting as is reasonably practicable. Representatives, absent exigent circumstances, shall use their commercially reasonable efforts to give any such notice at least forty-eight (48) hours prior to such meeting, unless otherwise agreed by the representatives, and to attend all meetings of the Management Committee.

(h) Quorum. A quorum shall be required to conduct any business at any meeting of the Management Committee, and shall be deemed present at any such meeting so long as at least one representative of each Member is in attendance (whether in person or otherwise); provided, however, that if written notice of any such meeting has been given at least five (5) Business Days prior to such meeting, then a quorum shall be deemed present at any such meeting so long as a Majority of Representatives of the Management Committee are present at such meeting.

(i) Actions Without Meetings. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting with Unanimous Written Consent, which consent shall set forth the actions to be so taken. Any such Unanimous Written Consent shall have the same effect as an act of a Majority of Representatives at a properly called and constituted meeting of the Management Committee. Copies of any such written consent shall be delivered promptly to all representatives.

(j) Execution of Documents. Except as provided in Section 2.03 below, all contracts, agreements and other documents or instruments affecting or relating to the business and affairs of the Company may be executed on the Company’s behalf only by the Members, or such other person(s) as may be designated by the Management Committee and without execution by any other Member.

(k) Unauthorized Actions. None of the Members or officers of the Company, without the prior consent of the Management Committee, shall take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions expressly authorized by this Agreement, (ii) actions by any Member

(or officer) within the scope of such Member’s (or officer’s) authority expressly granted hereunder, and (iii) actions authorized by the Management Committee in the manner set forth herein. Each Member hereby indemnifies, defends, protects and holds wholly harmless the other Members and each such other Member’s Affiliates, shareholders, officers, directors, constituent members, Members, employees, agents, and representatives (including the representative(s) to the Management Committee appointed by such Member) from and against any and all losses, liability, damages, costs and expenses (including attorneys’ fees) arising out of the breach of any of the foregoing provisions by such indemnifying Member, any representative of the Management Committee selected by such Member or such Member’s Affiliates, shareholders, officers, directors, constituent members, Members, employees, agents, or representatives.

(l) Counterpart Signatures. Minutes of Company meetings, Company resolutions of Members and consents of Members, notices and waivers of notice, and similar documents other than agreements with third parties, may be executed by handwritten signing or by electronically transmitted facsimile of such signing, either of which shall create a validly executed document, in any number of counterparts, each of which shall be deemed an original and such counterparts together shall be deemed and constitute one and the same document.

2.02 Authority of the Management Committee

Without limiting the generality of Section 2.01, and except as otherwise provided by this Agreement, the consent of the Management Committee shall be required for the Company to undertake, and the Management Committee shall have the right, power and authority to approve and cause the Company to undertake, all of the following actions (which actions shall be approved by a Majority of Representatives unless otherwise expressly provided below):

(a) Issuance of Additional Interests. The issuance of any additional Interests in the Company or the admission of any Additional Member into the Company; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(b) Sale or Other Transfer. Except as provided in accordance with the provisions of Article 7, the sale, lease, exchange, transfer or other disposition of all or any portion of the Project or any other assets of the Company; provided, however, that until the second anniversary of the date hereof such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(c) Financing or Refinancing. Any and all financing or refinancing for the Company or the Project, the terms and conditions thereof, or any modifications or amendments thereto; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(d) Material Company Transactions. The entry into by the Company and the taking by the Company of any and all actions permitted or required by the Company in connection with any acquisition, disposition, merger, “roll-up” consolidation, reorganization, recapitalization, restructuring, joint venture, partnership, limited liability company, or any other material business transaction involving the Company or its assets, including, without limitation, any and all actions required or permitted in connection with any initial public offering of ownership interests in the Company (or in connection with the merger or the transfer of the assets of the Company to any corporation or other entity that is the successor to the Company that intends to conduct an initial public offering) or any transfer of all or any portion of the assets of the Company to a public or private market vehicle that intends to qualify as a real estate investment trust (“REIT”) under Section 856 et. seq. of the Code or to a partnership, limited liability company or other entity whose general partner, managing member or other owner, intends to qualify as a REIT or to a comparable public or private REIT vehicle; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(e) Plans and Budgets. The approval of each Annual Business Plan and Operating Budget for the Company prepared by the Operating Member, and any modifications or amendments thereof;

(f) Expenditures Outside of Plans or Budgets. The making of any expenditure by the Company that is not specifically included or contemplated under any applicable Annual Business Plan and Operating Budget, other than as permitted within any parameters agreed to by the Management Committee and specified in any such plan or budget (e.g., application of line item cost savings, contingency line amounts, budget variances, etc.);

(g) Additional Capital Contributions. The making of any Additional Contributions to the capital of the Company pursuant to Section 3.01(b) or Section 3.02, including (without limitation) those required to fund the construction of a clubhouse and other capital projects at the Project, to pay debt service on any mortgage loan or to fund any Emergency Situations or Project Shortfalls; provided, however, the making of any Additional Contributions to the capital of the Company pursuant to Section 3.02 other than those specified above shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(h) Unrelated Businesses. The entry into by the Company of any business that is not related to the purpose of the Company set forth in Section 1.03; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(i) Liquidation of the Company. Except to the extent dissolution of the Company is permitted or required by this Agreement or any nonwaivable provision of applicable law, the dissolution and winding up of the Company; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent; provided, further, however, that if DFP is removed as Operating Member of the Company pursuant to Section 2.06 (and as a result no longer has a representative on the Management Committee) and the then current mortgage lender for the Project fails or refuses to release any guaranty of DFP for which it would have liability upon the occurrence of the liquidation of the Company, then for so long as DFP remains a Member of the Company the approval of DFP shall continue to be required for the Company to take any such action specified in this Section 2.02(i) until such guaranty is released or such mortgage loan is paid in full.

(j) Contracts with Affiliates. Except as otherwise expressly permitted under this Agreement, the entry by the Company into any contract with, or the making of any payment to, any Member or any Affiliate of any Member and with respect to any such contract, the making of any amendment, modification, waiver, termination, extension or rescission thereof; the declaration of any default thereunder or the exercise of any remedy thereunder; the institution, settlement or compromise of any claim with respect thereto; the waiver of any rights of the Company against the other party(ies) thereto; or the consent to the assignment of any rights or the delegation of any duties by the other party(ies) thereto. The Members further acknowledge and agree that, except as otherwise expressly permitted under this Agreement or as otherwise approved by the Management Committee, the fees paid in connection with any such contracts, payments, etc., made with or to any Member or any Affiliate thereof shall in all events be commensurate with fees negotiated at arm’s length and paid to independent third parties for providing similar services to projects similar in size, nature and location to the Project;

(k) Cash Flow and Reserves. Subject to the provisions of Section 5.03, the determination of any policies or procedures for making Cash Flow distributions by the Company including, without limitation, the establishment of any reserves with respect thereto;

(l) Material Agreements. The execution by the Company of any material agreement in order to acquire, develop, redevelop, renovate, operate, manage, maintain, market, lease, sell, transfer, convey, pledge or otherwise dispose of all or any portion of the Project or any other asset of the Company and any undertaking by the Company to implement the terms of any such agreement, including the granting or withholding of approvals and consents thereunder, and any amendment or termination of any such material agreement (including, without limitation, the Property Management Agreement); provided, however, any customary agreement for the operation or maintenance of the Project that is provided for in the Operating Budget and that either (i) provides for total expenditures by the Company of $10,000 or less or (ii) is a service contract for the provision of routine services to the Project and can be terminated by the Company without fee or penalty upon not more than thirty (30) days prior written notice shall not be deemed to be “material” for purposes of this Section 2.02(l);

(m) Consultants. The employment and engagement of any agents, brokers, appraisers, architects, contractors, subcontractors, attorneys, accountants, bookkeepers, engineers, environmental consultants, real property and mortgage brokers and analysts, underwriters, escrow agents, depositories, agents for collection, banks, builders, building managers and operators, marketing agents, property managers and any other service providers other than as permitted by the applicable Annual Business Plan or Operating Budget;

(n) Legal Proceedings. The institution or defense of any legal proceedings (including arbitration) in the name of the Company, the settlement of any such legal proceedings against the Company and the confession of any judgment against the Company, or any property thereof;

(o) Bankruptcy. Any of the following: (i) the filing of any voluntary petition in bankruptcy on behalf of the Company; (ii) the consenting to the filing of any involuntary petition and bankruptcy against the Company; (iii) the filing on behalf of the Company of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency; (iv) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property; (v) the making on behalf of the Company of any assignment for the benefit of creditors; (vi) the admission in writing of the Company’s inability to pay its debts generally as they become due; or (vii) the taking of any action by the Company in furtherance of any such action; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent; provided, further, however, that if DFP is removed as Operating Member of the Company pursuant to Section 2.06 (and as a result no longer has a representative on the Management Committee) and the then current mortgage lender for the Project fails or refuses to release any guaranty of DFP for which it would have liability upon the occurrence of one or more of the events specified in clauses (i) - (vii) immediately above, then for so long as DFP remains a Member of the Company the approval of DFP shall continue to be required for the Company to take any such action specified in clauses (i) - (vii) immediately above until such guaranty is released or such mortgage loan is paid in full;

(p) Insurance. The entry into by the Company of any and all contracts of insurance for the Company that the Management Committee deems necessary or proper for the protection of the Company or the Project, either for the conservation of the Company’s assets or for any purpose convenient or beneficial to the Company; provided, however, that the Operating Member shall be entitled, without the consent of the Management Committee to procure on behalf of the Company any insurance required by the mortgage lender for the Project so long as the Management Committee has approved the insurance company providing such insurance;

(q) Tax and Accounting Elections. Any and all tax or accounting elections permitted or required to be made by the Company;

(r) Actions pertaining to Paladin REIT Status. The undertaking of any action that deemed necessary, in the sole and but reasonable discretion of the Tax Matters Partner, to maintain the status of Paladin REIT as a REIT under the Code.

(s) Transfers from Operating Account. The drawing of any single check on, or the making of any single transfer or expenditure of funds from, the Operating Account in excess of $25,000, or drawing of any multiple number of checks on, or the making of any multiple number of transfers or expenditures of funds from, any Operating Account which collectively total more than $25,000 to any one Person, unless (i) such single check or transfer, or multiple checks or transfers, are drawn or made, as the case may be, pursuant to the directive of the Management Committee as contained in the Operating Budget, and the Operating Member has confirmed, for the benefit of the Company, that any such check or transfer is in proper order for payment or (ii) such single check or transfer, or multiple checks or transfers, are drawn or made, as the case may be, for debt service payments related to existing financing for the Project which are hereby approved; and

(t) Other Actions. Any and all other actions required or permitted to be taken by the Management Committee under this Agreement and any and all other actions relating to the business and affairs of the Company or necessary to carry out the intentions and purposes of the Company.

The provisions of this Section 2.02 shall not be construed either (i) as delineating the only matters or actions that may be undertaken or approved by the Management Committee or (ii) to bar the Management Committee from delegating responsibility for any of the Management Committee’s management decisions to any Member, officer, or other representative or agent of the Company. The Members also acknowledge that signatory authority for any of the foregoing items may be delegated by the Management Committee to any Member, officer, or other representative or agent of the Company.

2.03 Operating Member

(a) Designation of Operating Member. DFP is hereby designated as the “Operating Member” of the Company (the “Operating Member”). DFP shall serve in such capacity unless and until DFP is removed by the Management Committee in accordance with the provisions of Section 2.06. Following any removal of DFP as the Operating Member, the Person (who may be, but need not be, a Member of the Company) selected by the Management Committee in accordance with the provisions of Section 2.06 shall serve as the replacement Operating Member or manager of the Company.

(b) Responsibilities of Operating Member. The Operating Member shall be responsible for implementing the decisions of the Management Committee and for regularly reporting to the Management Committee as to the status of the business and affairs of the Company. The Operating Member also shall be responsible for (i) procuring any and all financing required for the Project as approved by the Management Committee, (ii) supervising the management, leasing and operation of the Project in accordance with a Property Management Agreement approved by the Management Committee and entered into, by and between the Company, as owner, and either the Property Manager or such other manager as may be designated by the Management Committee, as manager, (iii) undertaking such other matters as are determined by the Management Committee, (iv) coordinating, supervising and otherwise overseeing any sale of the Project, (v) preparing and, as and when reasonably requested by the Management Committee, updating any applicable Annual Business Plan or Operating Budget for the Company and the Project (provided, that, for the avoidance of any doubt, the foregoing provisions are not intended to permit the Operating Member to amend, modify or deviate from any of the foregoing documents, plans or budgets without the prior consent of the Management Committee (except as otherwise expressly provided therein), (vi) advising the Management Committee on day-to-day matters affecting the business and affairs of the Company, (vii) diligently conducting the day-to-day operations of the Company in accordance with the Annual Business Plan and Operating Budget, (viii) performing the duties assigned to such Member under this Agreement or by the Management Committee, and (ix) diligently endeavoring to carry out all decisions and resolutions of the Management Committee.

(c) Authority of Operating Member. The Operating Member shall at all times be subject to the direction and control of the Management Committee, and shall conform to the policies and procedures established and approved by the Management Committee in conformity with this Agreement, and the scope of the Operating Member’s authority shall be limited solely to the matters set forth above in this Section 2.03. The Operating Member shall keep the Management Committee and the Members informed as to all matters of concern to the Management Committee, the Company and the Members.

The Operating Member shall not be authorized to bind the Company without the prior written approval of the Management Committee, except for matters delegated in writing to the Operating Member by the Management Committee or any nonmaterial agreements, contracts or other documents or instruments affecting or relating to the day-to-day business and affairs of the Company provided that any such agreement, contract or other document is within the parameters established in the applicable Annual Business Plan or Operating Budget.

(d) Expenditures. The Operating Member shall have the authority to incur only the costs and expenditures set forth in an approved Operating Budget (subject to the ability to apply line item cost savings; contingency line item amounts; budget variances, etc., if any, contained in such Operating Budget) without any further approval of the Management Committee (or the Members).

(e) Paladin REIT Status. Paladin REIT is a REIT and owns (directly or indirectly) all of the interests in Paladin. The Operating Member shall at all times conduct the business of the Company in a manner consistent with the approved Operating Budget, which Paladin shall approve only following its conclusion that the nature of the Company’s assets and gross revenues set forth therein will permit Paladin REIT to maintain its status as a REIT under the Code and to avoid incurring any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions and excess interest under Section 857(b)(7) of the Code, and to which Paladin may require reasonable modifications in order to reach or preserve such conclusion.

(f) Indemnification. The Operating Member shall indemnify and hold harmless the Company and the other Member(s), their Affiliates, subsidiaries, officers, directors, employees, partners, members, shareholders, agents and representatives to the full extent permitted by law from and against any and all losses, claims, costs, damages and expenses (including attorneys’ fees) arising from or in connection with any act or failure to act of the Operating Member which was not in good faith, within the scope of its authority, or in accordance with the directives of the Management Committee, and (ii) or constituted fraud, willful misconduct, gross negligence, or a Material Breach.

2.04 Annual Business Plan

On or before October 31 of each Fiscal Year of the Company, commencing on October 31, 2012, the Operating Member shall submit a new annual business plan for the ensuing Fiscal Year for the review and approval of the Management Committee (the initial and each new business plan, as approved, being the “Annual Business Plan”). Each Annual Business Plan shall include, without limitation: (i) a narrative description of the proposed objectives and goals for the Company, which shall include for such Fiscal Year (without limitation), any proposed sale or refinancing of the Project; (ii) the status of the Project; (iii) a property management and leasing plan for the Project for such Fiscal Year; and (iv) such other items as are requested by any representative of the Management Committee or as otherwise reasonably necessary to keep the Management Committee informed as to the business and affairs of the Company and the Project.

2.05 Operating Budget

On or before October 31 of each Fiscal Year of the Company commencing on October 31, 2012, the Operating Member shall submit a new annual operating budget for the Company for the ensuing Fiscal Year for the review and approval of the Management Committee (the initial and each new annual operating budget, as approved, being the “Operating Budget”). Each Operating Budget shall set forth on a detailed itemized basis: (i) all receipts projected for the period of such Operating Budget and all expenses, by category, for the Company (including, without limitation, all repairs and capital expenditures projected to be incurred during such period), (ii) the anticipated operating reserves and working capital projected to be required for such period, (iii) a schedule setting forth the timing and amount of any Additional Contributions projected to be required by the Members for such Fiscal Year (or other period); and (iv) a five (5)-year projection setting forth the estimated revenues, expenses and net operating income (or loss) expected to be incurred for the next five (5) years for the Company which shall be updated to compare the actual results to the projected results set forth in the prior Operating Budget. The Operating Budget shall also include a detailed description of such other information, contracts, agreements and other matters reasonably necessary to inform the Management Committee of all matters relevant to the ownership, operation, management, maintenance, leasing and sale of the Project (or any portion thereof) or as may be reasonably requested by any representative of the Management Committee. Except as otherwise expressly set forth herein, the Operating Member shall only have the authority to incur the costs and expenditures set forth in an approved Operating Budget (subject to the ability to apply line item cost savings, contingency line item amounts, budget variances, etc., if any, contained in such Operating Budget, as and if so permitted by the parameters of such Operating Budget), without any further approval of the Management Committee (or the Members). Except as otherwise provided within any Operating Budget, the Operating Budget may not be increased without the prior approval of the Management Committee.

2.06 Removal of the Operating Member

(a) Upon Removal Event. Upon the occurrence of a Removal Event, the Management Committee shall have the right to remove DFP as the Operating Member of the Company by delivering written notice (“Removal Notice”) thereof at any time following the occurrence of a Removal Event in accordance with the provisions of this Section 2.06. As used herein, the term “Removal Event” means the occurrence of any of the Buy-Sell Events set forth in Section 7.01 with respect to which the Operating Member is the Defaulting Member (regardless of whether Paladin, as the Non-Defaulting Member, exercises any of its rights under Article 7 in connection therewith). Any removal of DFP as the Operating Member shall be effective upon the Effective Date of the Removal Notice relating to any Removal Event (or such later time as may be provided in the Removal Notice).

(b) Effect of Removal Upon Removal Event. If DFP is removed as the Operating Member of the Company pursuant to Section 2.06(a), then (i) a Cash Flow Bonus Forfeiture Event shall exist for purposes of Sections 5.02(d) and 5.02(e), (ii) DFP shall retain the remaining portions of its Interest in the Company (unless Paladin purchases such Interest as a result of the exercise of the Buy-Sell provisions set forth in Article 7), and (iii) the Management Committee may, in its sole and absolute discretion, designate any person or entity as a replacement Operating Member or as a manager who shall fulfill the duties and obligations of the Operating Member, that may be (but need not be) a Member of the Company (including, without limitation, Paladin (or any Affiliate thereof). From and after any such removal: (1) the replacement Operating Member (and not DFP or its Affiliates) shall be entitled to exercise all the rights, duties and obligations, and to receive any and all fees of the Operating Member under this Agreement, (2) DFP shall have no further obligations under Sections 2.03, 2.04 or 2.05, and (3) DFP shall no longer have any right to appoint any representative to the Management Committee and any previously appointed representatives of DFP shall be replaced by one (1) or more representatives to be appointed by the Management Committee. In the event there is a dispute as to whether a Removal Event occurred, then DFP shall cease to be the Operating Member and shall no longer have any right to appoint any representative to the Management Committee, and, if it shall be later determined by a court of competent jurisdiction that a Removal Event did not occur, then DFP shall be deemed to have been terminated pursuant to Section 2.06(c).

(c) Other Removal. For any reason, the Management Committee may elect (in its sole and absolute discretion) at any time, without cause and for any or no reason, to remove DFP as the Operating Member and to designate any Person as a replacement Operating Member or as a manager who shall fulfill the duties and obligations of the Operating Member, which election may be made by written notice to DFP not less than fifteen (15) days prior to the effective date of such removal, provided that, the Management Committee agrees to meet and confer with DFP during such fifteen (15) day period, at the request of DFP, in connection with such removal. In such event, DFP (or its Affiliates, as applicable) shall: (i) have no further obligations under Sections 2.03, 2.04 or 2.05, and (ii) otherwise retain its Interest in the Company, including its interests in the Net Income and Net Losses or similar items of, and to receive distributions from, the Company as provided in Articles 4 and 5 of this Agreement. If DFP is removed as Operating Member pursuant to this Section 2.06(c), then (A) any such replacement Operating Member shall not receive any additional fees or “carried interest” or other profits interest in the Company unless such interest is paid from Paladin’s Interest in the Company and (B) DFP may elect, by written notice to Paladin within thirty (30) days after the effective date of such removal, to require Paladin to purchase 100% of DFP’s Interests in accordance with the procedures set forth in the last two sentences of Section 7.02, and in Section 7.03(a), (b) and (d) and Section 7.05, Section 7.06, Section 7.07, Section 7.08 and Section 7.10 as if a DFP were a Defaulting Member as a result of one of the Buy-Sell Events referenced in Section 7.01(e)-(g) and DFP were the Selling Member and Paladin the Purchasing Member under such provisions of this Agreement (but in such case the provisions of clause (iv) of Section 7.03(a) shall not apply). If DFP fails to make such election by written notice to Paladin at or before the end of such thirty

(30) day period, then DFP shall be deemed to have waived its rights under clause (B) immediately above. In addition, if DFP is removed as Operating Member pursuant to this Section 2.06(c), then Paladin shall use its reasonable efforts to obtain written releases of DFP (and its Affiliates) from all guarantees of liabilities of the Company previously executed by DFP (and its Affiliates). To the extent such releases cannot be obtained by Paladin, Paladin shall indemnify, defend, protect and hold DFP (and such Affiliates) wholly free and harmless from and against any and all claims, liabilities, causes of action, liens, charges, and all other matters arising from such liabilities or guarantees, arising subsequent to the Effective Date of such removal.

(d) Contracts. If DFP is removed as the Operating Member (whether pursuant to either Section 2.06(a) or Section 2.06(c)), then Paladin (acting alone and outside of the Management Committee), on behalf of the Company, shall also have the right to terminate the right of DFP or its Affiliates to provide the services provided for in Section 2.12 and to terminate any other agreement between the Company and DFP or any Affiliate of DFP (including, without limitation, the Property Management Agreement described in Section 2.12), without penalty except to the extent expressly set forth in the Property Management Agreement. If DFP is removed as the Operating Member pursuant to Section 2.06(c) and Paladin elects to terminate DFP’s (or its Affiliate’s) right to provide the services provided for in Section 2.12 or to terminate any contract between the Company and DFP or an Affiliate of DFP, then the Company shall be obligated to engage a third party other than an Affiliate of Paladin to undertake the services previously provided by DFP or the Affiliate of DFP and which were terminated. If DFP is removed as the Operating Member pursuant to Section 2.06(a) as a result of the occurrence of a Removal Event, then the Company may engage either an Affiliate of Paladin or a third party to complete the services that were being provided under the terminated contract or other arrangement.

2.07 Liability and Indemnity

(a) Indemnification. Except as otherwise expressly provided in this Agreement, no Member, officer of the Company, representative on the Management Committee or other authorized representative of the Company (each, an “Indemnified Party”) shall be liable or accountable in damages or otherwise to the Company or to the other Members for any error of judgment or any mistake of fact or law or for anything that such Indemnified Party may do or refrain from doing hereafter, except in the case of fraud, willful misconduct or gross negligence in performing or failing to perform such Indemnified Party’s duties for the Company. To the maximum extent permitted by law, the Company hereby indemnifies, defends, protects and agrees to hold each Indemnified Party wholly harmless from and against any and all loss, expense or damage suffered by such Indemnified Party by reason of anything which such Indemnified Party may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest; provided, however, (i) no Indemnified Party shall be indemnified, defended, protected or held harmless from any loss, cost, expense or damage which such Indemnified Party may suffer as a result of such Indemnified Party’s fraud, willful misconduct or gross negligence in performing or in failing to perform such Indemnified

Party’s duties for the Company, and (ii) any such indemnity shall be recoverable only from the assets of the Company. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member (or representative thereof) otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member (or such representative).

(b) No Third Party Beneficiaries. The provisions of this Section 2.07 are for the benefit of the Indemnified Parties and shall not be deemed to create any rights for the benefit of any other Person.

(c) Survival. The provisions of this Section 2.07 shall survive the termination of this Agreement.

2.08 Limited Liability

Except as otherwise required hereunder or pursuant to any provision of the Virginia Act not permitted to be modified by an operating agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.09 Other Activities

DFP, as the Operating Member, agrees to carry out the business and affairs of the Company in accordance with the terms and conditions of this Agreement and shall devote all such time to the Company as is necessary for the efficient operation of the business and affairs of the Company. Except as otherwise provided in Section 2.11 of this Agreement or any Operating Budget, or as otherwise approved by the Management Committee, the Operating Member shall not be paid any compensation by the Company for providing such services to the Company. No Member shall have any obligations (fiduciary or otherwise) with respect to the Company or to the other Member insofar as making other investment opportunities available to the Company or to the other Members. Each Member may engage in whatever activity such Member may choose without having or incurring any obligation to offer any interest in such activity to the Company or to the other Members.

2.10 Brokers Indemnity

Each Member represents and warrants that it has not dealt with any broker or agent in connection with this Agreement or the relationship contemplated hereby, and each Member hereby agrees to indemnify, defend, protect and hold the other Member and the Company wholly harmless from and against any and all liability, loss, cost, damage and expense (including without limitation, attorneys’ fees and costs) which the other Member or the Company may suffer or incur by reason of any claim by any broker or agent for any compensation with respect to such indemnifying Member’s dealings in connection with this Agreement or the transactions described herein.

2.11 Reimbursement; Compensation

(a) Compensation. Except as otherwise expressly provided in this Agreement or as provided in any applicable Operating Budget, no Member or any constituent partner, member, shareholder, officer, director, employee, agent, representative or Affiliate thereof shall receive any remuneration for services rendered to or in connection with the Company or be reimbursed for general administrative and overhead expenses.

(b) Reimbursement of Expenses. Notwithstanding the foregoing: (i) each Member shall be reimbursed from the initial contributions made by the Members pursuant to Section 3.01 for any and all costs (including legal fees) reasonably and actually incurred by such Member in connection with the transactions contemplated herein (including the formation of the Company, and the negotiation and documentation of this Agreement), and (ii) each Member and its representatives shall be reimbursed for any out-of-pocket travel and other costs and expenses reasonably and actually incurred in connection with the business and affairs of the Company, but such reimbursement shall not include any costs or charges for time expended by any Member’s employees or other representatives or overhead costs of any Member.

2.12 Property Management

Drucker & Falk, LLC initially shall be the Property Manager of the Project and shall manage and operate the Project in accordance with a Property Management Agreement between the Company and such Property Manager in the form approved by the Management Committee (the “Property Management Agreement”). The Property Management Agreement shall provide, inter alia, (i) for an initial one year term with automatic one year renewals, (ii) for termination by either the Company or the Property Manager for cause or upon a sale of the Project, and (iii) for a management fee payable monthly, in arrears, to the Property Manager with respect to the Project in an amount approved by the Management Committee, provided that the Property Management Agreement will provide for a maximum management fee of 4% of effective gross income, which fee shall be comprised of (a) a 3.5% base fee, and (b) a 0.5% bonus fee, which will be payable only if Ordinary Cash Flow is sufficient to pay (A) all typical and budgeted operating expenses of the Project, (B) a $300 per unit per year capital reserve or any higher amount that may be required by the mortgage lender for the Project; (C) debt service; and (D) all Preferred Return to the Members, which bonus fee shall be paid quarterly based upon the trailing 6-month operations.

ARTICLE 3

MEMBERS’ CAPITAL CONTRIBUTIONS

3.01 Initial Contributions of the Members

(a) Initial Capital Contributions. Simultaneously with the execution of this Agreement, the Members have contributed to the Company their initial Capital Contributions in the amounts set forth on Exhibit A hereto.

(b) Contributions to Fund Additional Capital Projects. In addition to the initial Capital Contributions of the Members set forth on Exhibit A hereto, each of the Members shall be obligated to make Additional Contributions to the capital of the Company in order to fund the construction of a clubhouse and additional capital projects at the Project as subsequently determined by the Management Committee; provided, however, that the sum of each Member’s initial Capital Contributions pursuant to Section 3.01(a) plus the aggregate amount of Additional Contributions for which each Member is obligated under this Section 3.01(b) shall not exceed the contribution commitment of such Member set forth on Exhibit A. Such Additional Contributions shall be made in accordance with Section 3.02 below.

(c) Credit to Capital Accounts. Any and all Capital Contributions made by each Member pursuant to this Section 3.01 and Sections 3.02 and 3.03 shall be credited to the Capital Account and Unrecovered Contribution Account of each such Member as of the date any such Capital Contribution is made.

3.02 Additional Contributions

(a) Need for Contributions. Except as otherwise required by law which cannot be modified by this Agreement or pursuant to Section 3.01(b), this Section 3.02 or Section 3.03, no Member shall be required or permitted to make any additional capital contributions to the Company.

(b) Required Additional Contributions. From time to time, the Management Committee may require the Members to make Additional Contributions to the capital of the Company pursuant to Section 3.01(b) or this Section 3.02(b) to fund capital projects at the Project, to pay debt service on any mortgage loan or to fund any Emergency Situations or Project Shortfalls by delivering written notice (“Contribution Notice”) of such Additional Contribution to the Members, which Contribution Notice shall include a contribution date (“Contribution Date”) (which date shall not be less than fifteen (15) Business Days following the Effective Date of such notice), upon which Contribution Date each Member shall be obligated to contribute to the capital of the

Company its pro rata share of such Additional Contribution (measured by such Member’s Contribution Percentage).

3.03 Remedy For Failure to Contribute Capital

(a) Failure to Contribute. If any Member (the “Non-Contributing Member”) fails timely to make all or any portion of any Additional Contribution such Member is required to contribute pursuant to Section 3.01(b) or Section 3.02 (the “Delinquent Contribution”) and such failure continues for five (5) days following the Effective Date of notice thereof from the other Member, such other Member (the “Contributing Member”), in addition to any and all other remedies available to the Contributing Member under this Agreement or otherwise at law or in equity (including, without limitation, instituting a legal proceeding to collect the Delinquent Contribution), shall have the right, but not the obligation, to proceed in accordance with the terms and conditions set forth below in this Section 3.03 and, in addition, if DFP is the Non-Contributing Member, a Cash Flow Bonus Forfeiture Event shall exist for purposes of Sections 5.02(d) and 5.02(e).

(b) Default Loan. The Contributing Member may advance to the Company, in cash, within thirty (30) days following the Contribution Date, an amount equal to the Delinquent Contribution, and such advance by the Contributing Member shall be treated as a non-recourse loan by the Contributing Member to the Non-Contributing Member (a “Member Loan”), bearing interest at a rate equal to the lesser of the then current prime rate as most recently reported by the Western Edition of the Wall Street Journal, plus five percentage points, adjusted and compounded concurrently with any adjustments to such prime rate, or the maximum, nonusurious rate then permitted by applicable law for such loans. Each Member Loan shall be due and payable upon the earlier of six (6) months from the date such Member Loan is advanced or the dissolution of the Company. If Paladin is the Contributing Member, then both Members shall take all actions and execute all documents (including a written promissory note evidencing the obligation of the Non-Contributing Member) necessary to ensure that the obligation meets the “straight debt safe harbor” described in Section 856(m) of the Code.

As of the Effective Date of any advance of a Member Loan, the Non-Contributing Member shall be deemed to have contributed an amount equal to the principal amount of such Member Loan to the capital of the Company, and the Capital Account and Unrecovered Contribution Account of the Non-Contributing Member shall be credited with a like amount. Notwithstanding the provisions of Articles 5 and 8, until any and all Member Loans are repaid in full, the Non-Contributing Member shall draw no further distributions from the Company, and all cash or property otherwise distributable with respect to the Non-Contributing Member’s Interest (or fees payable to the Non-Contributing Member or any of its Affiliates, excluding, however, any fees payable under Section 2.12) shall be distributed to the Contributing Member in repayment of the outstanding balance of the Member Loan, with such funds being applied first to reduce any and all interest accrued on such Member Loan and then to reduce the principal amount thereof. Any amounts so applied shall be treated, for all purposes under this Agreement, as having actually been distributed to the Non-Contributing Member and applied by the Non-Contributing Member to repay the outstanding Member Loan.

If, upon the maturity of a Member Loan (taking into account any agreed upon extensions thereof), any principal thereof or accrued interest thereon remains outstanding, the Contributing Member shall elect one of the following options: (i) to renew such Member Loan (or portion thereof) pursuant to the terms and provisions of this Section 3.03(b) for an additional term of six (6) months; or (ii) to contribute all or any portion of such outstanding principal of and accrued, unpaid interest on such Member Loan (or portion thereof) to the capital of the Company and dilute the Percentage Interest of the Non-Contributing Member in accordance with the provisions of Section 3.03(c). The Contributing Member may elect any of the options set forth in the immediately preceding sentence by giving written notice of such election to the Non-Contributing Member within thirty (30) days prior to such maturity date of the Member Loan. Failure of the Contributing Member to timely give such written notice to the Non-Contributing Member shall be deemed to constitute an election to renew such Member Loan for an additional term of six (6) months on the terms set forth herein.

(c) Dilution. The Contributing Member may contribute to the capital of the Company, in cash, within thirty (30) days following the Contribution Date, an amount equal to the Delinquent Contribution, and the Capital Account and Unrecovered Contribution Account of the Contributing Member shall be credited with the amount so contributed. In the alternative, if the Contributing Member elected to make a Member Loan, then upon the maturity of a Member Loan that is not fully repaid on or before the maturity date thereof, the Contributing Member also may contribute to the capital of the Company, in accordance with the provisions of Section 3.03(b) above, all or any portion of the outstanding principal of and accrued, unpaid interest on such Member Loan (or portion thereof) and (i) the amount of such outstanding principal and interest so contributed shall be deemed repaid and satisfied, (ii) the amount of such outstanding principal and interest shall be deemed to have been distributed to the Non-Contributing Member, and debited from the Capital Account and Unrecovered Contribution Account of the Non-Contributing Member, and (iii) the Capital Account and Unrecovered Contribution Account of the Contributing Member shall be increased by the amount of such outstanding principal and interest so contributed.

Upon the contribution of any Delinquent Contribution (or the contribution of the principal and interest of any Member Loan by the Contributing Member pursuant to this Section 3.03(c)), the Percentage Interest (but not the Contribution Percentage) of the Non-Contributing Member shall be decreased by the Dilution Percentage. The “Dilution Percentage” shall equal the amount expressed in percentage points (rounded to the nearest one-hundredth of a percentage point) calculated based upon the following formula:

Delinquent Contribution (or the outstanding balance of any Member Loan (including interest)) contributed by the Contributing Member
Dilution Percentage = 200% ×
Aggregate amount of the balances standing in all of the Members’ respective Unrecovered Contribution Accounts (including the Additional Contribution contributed by the Contributing Member(s) and the Delinquent Contribution or the outstanding balance of any Member Loan (including interest) contributed by the Contributing Member)

The Percentage Interest, but not the Contribution Percentage, of the Contributing Member shall be increased by the amount of the reduction in the Percentage Interest of the Non-Contributing Member.

The application of the provisions of this Section 3.03(c) is illustrated by the following example: Assume that (i) the aggregate Unrecovered Contribution Accounts of the Members was equal to $4,000,000, (ii) an Additional Contribution of $200,000 was required to be contributed by the Members to the capital of the Company, (iii) the Non-Contributing Member whose aggregate Percentage Interest is 10% failed to contribute its share of such contribution of $20,000 (i.e., 10% × $200,000), and (iv) pursuant to this Section 3.03(c), the Contributing Member whose Percentage Interest is 90% made the Delinquent Contribution of $20,000 to the capital of the Company on behalf of such Non-Contributing Member pursuant to this Section 3.03(c).

The Dilution Percentage applicable to the Non-Contributing Member would be equal to 0.9524 percentage points as calculated in accordance with the following formula:

$ 20,000
0.9524 = 200% ×	$4,200,000

The Percentage Interest of the Non-Contributing Member therefore would be reduced by 0.9524 percentage points from 10% to 9.0476%, and the Percentage Interest of the Contributing Member would be increased by a like amount of percentage points from 90% to 90.9524%.

The Contribution Percentages of the Members would not be adjusted as a result of the foregoing dilution.

(d) Application of Provisions. Any and all adjustments to the Non-Contributing Member’s Percentage Interest shall be rounded to the nearest .01% and (except as provided otherwise in the first paragraph of Section 3.03(b)) the Contributing Member shall not succeed to all or any portion of the Capital Account or Unrecovered

Contribution Account of the Non-Contributing Member as the result of any such adjustment. In addition, notwithstanding any provision contained in this Article 3, the Non-Contributing Member’s Percentage Interests shall in no event be reduced below .01% by operation of Section 3.03(d). As a result of any contribution to the capital of the Company pursuant to this Section 3.03, the Contributing Member shall have the right, but not the obligation, to cause the Capital Accounts of the Members to be booked-up or booked-down in accordance with the provisions of Treasury Regulation Section l.704-l(b)(2)(iv)(f) to reflect the fair market value of the Company’s assets (as reasonably determined by the Contributing Member) at the time of such contribution.

3.04 Debt Financing

The Members acknowledge that the Management Committee may cause the Company to obtain debt financing from one or more third-party lenders in order to fund all or any portion of any actual or projected financial requirements of the Company or in connection with other costs that may be incurred by the Company. Any such financing shall be obtained on the best available market rates and terms, all as determined in the sole and absolute discretion of the Management Committee. In connection with obtaining any financing, it is expected that DFP and its Affiliates shall provide such repayment and “carve-out” guarantees that are customarily requested, and on such terms and conditions as are customarily requested, by lenders with respect to similar projects of similar size, type and location. Paladin shall not be required to personally guarantee any financing obtained by the Company.

3.05 Loans from Members

The Management Committee may elect, in its discretion, to cause the Members to fund Project Shortfalls and other financial requirements of the Company as loans to the Company in lieu of making Additional Contributions to the Company, on such reasonable terms and conditions as it shall determine from time to time.

3.06 Capital Contributions in General

Except as otherwise expressly provided in this Agreement, (i) no part of the contributions of any Member to the capital of the Company may be withdrawn by such Member, (ii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, (iii) no Member shall have the right to demand or receive property other than cash in return for such Member’s contributions to the Company, and (iv) no Member shall be required or be entitled to contribute additional capital to the Company other than as permitted or required by this Article 3.

ARTICLE 4

ALLOCATION OF PROFITS AND LOSSES

4.01 Allocation of Net Profits and Net Losses

(a) Net Profits. After application of Sections 4.02 and 4.03, Net Profits for each Fiscal Year shall be allocated among the Members in the following order and priority:

(i) first, to the Members, in proportion to and to the extent of the amounts necessary to cause the cumulative allocations of Net Profits to each Member under this Section 4.01(a)(i) for the current and all prior Fiscal Years to equal the cumulative allocations of Net Losses to such Member pursuant to Section 4.01(b)(iv) hereof;

(ii) second, to the Members, in accordance with their Percentage Interests, until the balance of each of the Members’ Capital Accounts (as of the last day of such Fiscal Year, but adjusted to reflect any allocations for such Fiscal Year to such Member pursuant to Section 4.01(a)(i) and Sections 4.02 and 4.03 hereof) is equal to an amount which, if distributed to such Member on the last day of the Fiscal Year and added to all other actual distributions to such Member in the current and all prior Fiscal Years, would cause such Member to achieve an IRR equal to 12%;

(iii) third, subject to Section 4.03(b), 80% to Paladin and 20% to DFP until the balance of Paladin’s Capital Account (as of the last day of such Fiscal Year, but adjusted to reflect any allocations for such Fiscal Year to Paladin pursuant to Section 4.01(a)(i)–(ii) and Sections 4.02 and 4.03 hereof) is equal to an amount which, if distributed to Paladin on the last day of the Fiscal Year and added to all other actual distributions to Paladin in prior Fiscal Years, would cause Paladin to achieve an IRR equal to 15%; and

(iv) finally, subject to Section 4.03(b), 50% to Paladin, and 50% to DFP.

For purposes of determining the amount of Net Profits to be allocated pursuant to Section 4.01(a)(ii) and (iii) for any Fiscal Year, the Capital Account of each Member shall be increased by such Member’s share of “partnership minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(g)(1) of the Treasury Regulations, and by such Member’s share of “partner nonrecourse debt minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(i)(5) of the Treasury Regulations.

(b) Net Losses. After application of Sections 4.02 and 4.03, Net Losses for each Fiscal Year shall be allocated among the Members in the following order and priority:

(i) first, subject to Section 4.03(b), 50% to Paladin and 50% to DFP until the cumulative allocations of Net Losses under this Section 4.01(b)(i) equal the excess, if any, of (A) the cumulative Net Profits allocated to the Members pursuant to Section 4.01(a)(iv) for all prior Fiscal Years, over (B) the cumulative distributions to the Members pursuant to Section 5.02(e);

(ii) second, subject to Section 4.03(b), 80% to Paladin and 20% to DFP until the cumulative allocations of Net Losses under this Section 4.01(b)(ii) equal the excess, if any, of (A) the cumulative Net Profits allocated to the Members pursuant to Section 4.01(a)(iii) for all prior Fiscal Years, over (B) the cumulative distributions to the Members pursuant to Section 5.02(d);

(iii) third, to the Members in proportion to and to the extent of their respective Capital Account balances;

(iv) fourth, to the Members, in proportion to their Percentage Interests.

For purposes of determining the amount of Net Losses to be allocated pursuant to Section 4.01(b)(iii) for any Fiscal Year, the Capital Account of each Member shall be increased by such Member’s share of “partnership minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(g)(1) of the Treasury Regulations, and by such Member’s share of “partner nonrecourse debt minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(i)(5) of the Treasury Regulations.

(c) Net Loss Limitation. Notwithstanding anything in this Agreement to the contrary, no Member shall be allocated Net Losses under Section 4.01(b) to the extent such allocation would cause or increase an Adjusted Capital Account deficit for such Member as of the last day of the Fiscal Year to which such allocation relates. Any amounts not allocated to a Member pursuant to the limitation set forth in the preceding sentence shall be allocated to the other Members in proportion to and to the extent that such allocations would not cause them to have, or increase their, Adjusted Capital Account deficits. Any remaining Net Losses shall be allocated among the Members in proportion to their then-current respective Percentage Interests. This provision is intended to ensure that allocations of Net Losses have economic effect pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

4.02 Regulatory Allocations

Prior to making any allocations pursuant to Sections 4.01 or 4.03 hereof, the following special allocations shall be made each Fiscal Year, to the extent required, in the following order:

(a) Minimum Gain Chargebacks. Items of Company income and gain shall be allocated for any Fiscal Year to the extent, and in an amount sufficient to satisfy the “minimum gain chargeback” requirements of Treasury Regulation Sections 1.704-2(f) and (i)(4).

(b) Qualified Income Offset. Items of Company income and gain shall be allocated any Fiscal Year to the extent, and in an amount sufficient to satisfy the “qualified income offset” requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

(c) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss associated with such deductions, in accordance with Treasury Regulations Section 1.704-2(i).

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in accordance with their Percentage Interests.

(e) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(f) Curative Allocations. The allocations set forth in Section 4.01(c) and 4.02(a) through (e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may affect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, Paladin authorized to specially allocate items of income, gain, loss or deduction which otherwise would be included in the computation of Net Profits and Net Losses and other items among the Members, to the extent that they exist, so that, to the extent possible, the cumulative net amount of allocations of Company items under Sections 4.01, 4.02, and 4.03 hereof shall be equal to the net amount that would have been allocated to each Member if the Regulatory

Allocations had not occurred. Paladin will have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the related Treasury Regulations.

4.03 Special Allocation

(a) After giving effect to the allocations provided for in Section 4.02 hereof, items of gross income or gain shall be specially allocated for each Fiscal Year to the Members in proportion to and to the extent of the excess, if any, of (A) the cumulative amounts distributed to each Member pursuant to Section 5.01 for the current and all prior Fiscal Years, over (B) the cumulative allocations of gross income and gain to such Member pursuant to this Section 4.03(a) for all prior Fiscal Years.

(b) After giving effect to the allocations provided for in Section 4.02 and Section 4.03(a) hereof, items of gross income or gain shall be specially allocated for each Fiscal Year to DFP, to the extent of the excess, if any, of (A) the cumulative amounts distributed to DFP pursuant to Section 5.02(b) for the current and all prior Fiscal Years, over (B) the cumulative allocations of gross income and gain to DFP pursuant to this Section 4.03(b) for all prior Fiscal Years.

(c) Appropriate adjustments shall be made to the allocations provided for in Section 4.01 hereof if a Cash Flow Bonus Forfeiture Event has existed at any time during the life of the Company, or if the Percentage Interests of the Members change pursuant to Section 3.03(c).

4.04 Other Allocation Rules

(a) Tax/Book Differences. In the event that any Company property has a book value which differs from the adjusted tax basis of such property, then allocations with respect to such property for income tax purposes shall be made in a manner which takes into consideration differences between such book value and such adjusted tax basis in accordance with Section 704(c) of the Code, the Treasury Regulations promulgated thereunder and Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(4). Such allocations for income tax purposes shall be made using the traditional method or such other method as may be agreed to by the Members. Such tax allocations shall neither affect, nor in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

(b) Variations in Interests During any Fiscal Year. For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, interim closing of the books or other basis, as determined by the Management Committee using any permissible method under Section 706 of the Code and the regulations promulgated thereunder.

(c) Allocations of Items. Any allocation to a Member of Net Profit or Net Loss shall be treated as an allocation to such Member of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss. Unless otherwise specified herein to the contrary, any allocation to a Member of items of Company income, gain, loss, deduction or credit (or item thereof) shall be treated as an allocation of a pro rata portion of each item of Company income, gain, loss, deduction or credit (or item thereof).

ARTICLE 5

DISTRIBUTIONS

5.01 Distribution of Ordinary Cash Flow

Subject to the provisions of Sections 5.03, 7.04 and 8.02, Ordinary Cash Flow realized by the Company shall be distributed to the Members as soon as practicable following the Company’s receipt thereof in the following order of priority:

(a) First, to Paladin until Paladin’s Unpaid Preferred Return has been reduced to zero;

(b) Second, to DFP until DFP’s Unpaid Preferred Return has been reduced to zero; and

(c) Third, to DFP until DFP has received cumulative distributions pursuant to Section 5.01(b) and this Section 5.01(c) in an amount equal to its Percentage Interest of all cumulative distributions theretofore made pursuant to Sections 5.01(a), 5.01(b) and this Section 5.01(c); and

(d) Thereafter, to the Members in accordance with their respective Percentage Interests.

5.02 Distribution of Extraordinary Cash Flow

Subject to the provisions of Sections 5.03, 7.04 and 8.02, Extraordinary Cash Flow realized by the Company shall be distributed to the Members as soon as practicable following the Company’s receipt thereof in the following order of priority:

(a) First, to the Members pro rata in accordance with their respective Percentage Interests until each Member’s Unrecovered Contribution Account has been reduced to zero;

(b) Second, to DFP until DFP has received aggregate distributions pursuant to Section 5.01 and this Section 5.02 which would produce an IRR to DFP on all Capital Contributions made by DFP equal to the same percentage IRR that Paladin has theretofore received on all Capital Contributions made by Paladin;

(c) Third, to the Members pro rata in accordance with their respective Percentage Interests, until each Member has received aggregate distributions pursuant to Section 5.01 and this Section 5.02 which would produce a 12% IRR to such Member on all Capital Contributions made by such Member;

(d) Fourth, eighty percent (80%) to Paladin and twenty percent (20%) to DFP (or if a Cash Flow Bonus Forfeiture Event exists, to the Members pro rata in accordance with their respective Percentage Interests), until each Member has received aggregate distributions pursuant to Section 5.01 and this Section 5.02 which would produce a 15% IRR to such Member on all Capital Contributions made by such Member; and

(e) Thereafter, fifty percent (50%) to Paladin and fifty percent (50%) to DFP, or if a Cash Flow Bonus Forfeiture Event exists, to the Members pro rata in accordance with their respective Percentage Interests.

5.03 Limitations on Distributions

Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution of Cash Flow (or other proceeds) to any Member if such distribution would violate any applicable provision of the Virginia Act or other applicable law.

5.04 In-Kind Distribution

Assets of the Company (other than cash) shall not be distributed in kind to the Members without the prior written approval of the Members.

5.05 Right to Withhold

The Management Committee, on behalf of the Company, shall withhold from any distribution such amounts as are required to be withheld by the laws of any taxing jurisdiction (as determined in the sole and absolute discretion of the Management Committee). In addition, the Management Committee, on behalf of the Company shall withhold from any distribution to any Member any amounts for which such Member (or any Affiliate thereof) may be liable or responsible to the Company, and shall apply such withheld amount to such liability or responsibility. All amounts so withheld shall be treated as amounts distributed to the respective Member(s) on whose account the withholding was imposed.

ARTICLE 6

RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS

6.01 Limitations on Transfer

Except as permitted pursuant to Section 6.02 below, no Member or assignee of a Member shall be entitled to sell, exchange, assign, transfer, convey or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly, for value or no value, whether voluntary or involuntary (including by operation of law or other legal or equitable proceedings) (collectively, “Transfer”), all or any part of such Member’s or assignee’s Interest, including, without limitation, Transfers of any economic interest, without the prior written consent of the other Members, which consent may be granted or withheld in each such other Member’s sole discretion. Any attempted Transfer, or withdrawal by a Member in violation of the restrictions set forth in this Article 6 shall, unless this provision is waived by the other Members (each acting in its sole and absolute discretion), be null and void ab initio and of no force or effect and, in addition to the other rights and remedies at law and in equity, any of the other Members shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the Transfer restrictions set forth in this Agreement.

6.02 Permitted Transfers

Notwithstanding the foregoing, any Member may Transfer all or any portion of such Member’s Interest to any of the following (collectively, “Permitted Transferees”) without complying with the provisions of Section 6.01:

(a) In the case of Transfers by Paladin, (i) any Transfer of any direct or indirect Interest in Paladin to any Affiliate of Paladin and (ii) any Transfer of a direct or indirect interest in Paladin Realty Income Properties, L.P. or the Paladin REIT to any Person; and

(b) In the case of Transfers by DFP, any Transfer of an interest in DFP to any Immediate Family Member of any individual member of DFP upon the death or disability of such member.

Upon receipt by the Management Committee of notice of such Transfer (along with a copy of the instrument(s) of transfer), any such Permitted Transferees shall receive and hold such Interest or portion thereof, subject to the terms of this Agreement (including Article 4) and to the obligations hereunder of the transferor, and there shall be no further Transfer of such Interest (or economic interest) or portion thereof except to a Person to whom such Permitted Transferee could have transferred such Interest (or economic interest) or portion thereof in accordance with this Section 6.02 had such Permitted Transferee originally been a Member or otherwise in accordance with the terms of this Agreement. Notwithstanding any other provision contained herein, any Transfer described in this Section 6.02 shall be null and void ab initio and of no force or effect if such Transfer would otherwise violate the provisions of Section 6.04.

6.03 Admission of Substitute Members

If any Member Transfers such Member’s Interest to a transferee in accordance with Sections 6.01 or 6.02, then such transferee shall only be entitled to be admitted into the Company as a substitute Member if (i) the books and records of the Company are amended to reflect such admission; (ii) the Management Committee approves the admission of such transferee and approves the form and content of the instrument of transfer; (iii) the transferor and transferee named therein execute and acknowledge such other instruments as the Management Committee may deem reasonably necessary to effectuate such admission; (iv) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended; and (v) the transferor pays, as the Management Committee may reasonably determine, all reasonable expenses incurred in connection with such admission, including, without limitation, legal fees and costs. In the event of a Transfer in part of a Member’s Interest under Section 6.02 and the admission of the transferee into the Company as a member, such transferee member shall be required to act together as one Person with the Person(s) holding the remainder of the entire Interest as of the date of this Agreement from whence such transferee member’s interest originally derived. To the fullest extent permitted by law, any transferee of an Interest who does not become a substituted Member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement. Any such transferee shall only be entitled to share, as an assignee, in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent assigned. A Member that Transfers its Interest shall not cease to be a member of the Company until the admission of the transferee as a substituted member of the Company and, except as provided in the preceding sentence, shall continue to be entitled to exercise, and shall continue to be subject to, all of the rights, duties and obligations of such Member under this Agreement.

6.04 Additional Restrictions on Transfer

Notwithstanding any other provision contained herein, unless the Management Committee waives any applicable restriction set forth in this Section 6.04, any Transfer described in this Article 6 shall be null and void ab initio and of no force or effect if: (i) such Transfer requires the registration of such Interest pursuant to, or otherwise directly or indirectly violates, any applicable federal or state securities laws; (ii) such transfer causes or will cause the Company to become a “Publicly Traded Partnership” as such term is defined in Section 7704(b) of the Code; (iii) such Transfer results in a violation of applicable laws; (iv) such Transfer would, in the opinion of the Company’s counsel, cause the Company to cease to be classified as a partnership for state and federal income tax purposes; (v) such Transfer is made to any Person lacking the legal power or capacity to own any Interest; or (vi) such Transfer causes an acceleration of any loan or debt instrument to which the Company is a party.

6.05 Election; Allocations Between Transferor and Transferee

Upon the Transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company may file, with the approval of the Management Committee, in its sole and absolute discretion, an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code.

6.06 Partition

No Member shall have the right to partition any assets of the Company or any interest therein, nor shall a Member make an application or proceeding for a partition thereto and, upon any breach of the provisions of this Section 6.06 by any Member, the other Member (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding. Upon the Transfer of all or any part of the Interest of a Member as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of the computation method which with the approval of the Management Committee, in its sole and absolute discretion, is in the best interests of the Company, provided such method is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2)(ii).

6.07 Waiver of Withdrawal

No Member may voluntarily withdraw, resign or retire from the Company without the prior written consent of the Members, which consent may be granted or withheld in each such Member’s sole and absolute discretion. Each Member hereby waives any and all rights such Member may have to withdraw or resign from the Company pursuant to the Virginia Act or otherwise and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Interest in the Company upon such withdrawal, resignation or retirement pursuant to the Virginia Act. No admission or withdrawal of a Member, whether in accordance with this Agreement or otherwise, shall cause the dissolution of the Company except as otherwise provided in Section 8.01. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void and, in addition to other rights and remedies at law and in equity, the other Member(s) shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the foregoing restrictions.

ARTICLE 7

DEFAULT BUY-SELL AGREEMENT

7.01 Default Buy-Sell Events

For purposes of this Article 7, the following shall constitute “Default Buy-Sell Events”:

(a) Prohibited Withdrawal or Retirement. The withdrawal, retirement, or other cessation to serve as a Member of the Company by any Member in violation of the terms of this Agreement;

(b) Default by the Operating Member. The fraud, willful misconduct, gross negligence or Material Breach (which shall include the notice and cure provisions to the extent provided in the definition of Material Breach) by the Operating Member (or its representatives) in performing or failing to perform the Operating Member’s duties and obligations under this Agreement;

(c) Prohibited Transfer or Encumbrance. Any Transfer or encumbrance or attempted Transfer or encumbrance by any Member of such Member’s Interest contrary to the provisions of Article 6;

(d) Breach of Agreement. Any Material Breach (which shall include the notice and cure provisions to the extent provided in the definition of Material Breach) by any Member;

(e) Bankruptcy or Insolvency. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) adjudging a Member bankrupt or insolvent; or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for a Member under the federal bankruptcy laws or any other similar applicable law or practice, and if such decree or order referred to in this Section 7.01(e) shall have continued undischarged and unstayed for a period of sixty (60) days;

(f) Appointment of Receiver. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of a Member, or for the winding up and liquidation of a Member’s affairs, provided that such decree or order shall have remained in force undischarged and unstayed for a period of ninety (90) days, or (ii) for the sequestration or attachment of any property of a Member without its return to the possession of such Member or its release from such sequestration or attachment within ninety (90) days thereafter; and

(g) Bankruptcy Proceedings. A Member (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against such Member, (iii) is unable to or admits in writing such Member’s inability to pay such Member’s debts generally as they become due, or (iv) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member under the federal bankruptcy laws or any other similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Member or a substantial part of such Member’s property, (v) makes an assignment for the benefit of such Member’s creditors, or (vi) takes any action in furtherance of any of the aforesaid purposes.

For the purposes of implementing the provisions contained in this Article 7 and otherwise for purposes of this Agreement, (A) each of the events set forth in Sections 7.01(a)-(g) shall constitute a “Default Buy-Sell Event”; (B) the “Defaulting Member” shall be (i) in the case of the occurrence of the event referenced in Section 7.01(a), the Member that has withdrawn, retired or ceased to serve as a Member of the Company in violation of the terms of this Agreement; (ii) in the case of the occurrence of the event referenced in Section 7.01(b), the Operating Member; (iii) in the case of the occurrence of the event referenced in Section 7.01(c), the Member that purports to undertake a Transfer of such Member’s rights or interests contrary to the provisions of Article 6; (iv) in the case of the occurrence of the event referenced in Section 7.01(d), the Member that has committed the Material Breach; and (v) in the case of any of the events referenced in Section 7.01(e), (f), or (g), the Member who is the subject of such court decree or order or has instituted such proceedings or filed such petitions or who is insolvent, etc; and (C) the “Non-Defaulting Member” is the Member that is not the Defaulting Member.

7.02 Rights Arising From a Default Buy-Sell Event

At any time following the occurrence of a Default Buy-Sell Event, the Non-Defaulting Member shall have the right (but shall not be obligated to) either to (i) cause the sale of the Company or its assets to any unaffiliated third party for a purchase price based upon the sole and absolute judgment of the Non-Defaulting Member (“Third-Party Purchase Price,” as further set forth in Section 7.03(c)), and such other terms and conditions as are determined in the sole discretion of the Non-Defaulting Member or (ii) purchase the Interest of the Defaulting Member in accordance with the terms and conditions set forth in this Article 7, in either case, by delivering written notice

(“Default Notice”) thereof to the Defaulting Member, or (iii) exercise any other rights or remedies available to the Non-Defaulting Member under this Agreement or at law or in equity as a result of such Default Buy-Sell Event; provided, however, that the failure of the Non-Defaulting Member to exercise any of the foregoing rights shall not be deemed to constitute a waiver of any Default Buy-Sell Event or any rights and remedies (and the provisions of Section 7.09 shall apply to the Defaulting Member). For a period of fifteen (15) days following the Effective Date of any Default Notice, the Members shall attempt to agree upon a purchase price for the Defaulting Member’s Interest (the “Buyout Purchase Price”) in the event the Non-Defaulting Member desires to purchase the Interest of the Defaulting Member. If the Members are unable to agree on a Buyout Purchase Price, then the Default Purchase Price shall be determined in accordance with the provisions of Section 7.03(a) based on the Appraised Value as determined pursuant to Section 7.03(b).

7.03 Determination of Purchase Price

(a) Member Buyout. Within thirty (30) days after the determination of the Buyout Purchase Price or, in the absence thereof, the determination of the Appraised Value of the Company pursuant to Section 7.03(b), the accountants regularly employed by the Company shall determine the amount of cash which would be distributed to each Member pursuant to Section 5.02 if (i) the Company (including all of its assets) were sold (as applicable) for the Buyout Purchase Price or Appraised Value thereof (as applicable) as of the Effective Date of the Default Notice (after deducting therefrom an amount equal to reasonable and customary closing costs); (ii) the remaining liabilities of the Company were liquidated pursuant to Section 8.02(a); (iii) reasonable reserves were established for any contingent, conditional or unmatured liabilities or obligations of the Company pursuant to Section 8.02(b); (iv) if (and only if) the Defaulting Member is DFP, a Cash Flow Bonus Forfeiture Event existed for purposes of Sections 5.02(d) and 5.02(e); and (v) the Company distributed any remaining amounts to the Members in accordance with the provisions of Section 5.02. Upon such determination, the accountants regularly employed by the Company shall give each Member a notice thereof (the “Price Determination Notice”). The determination by the accountants of such amounts, including all components thereof, shall be deemed conclusive absent any material computational error. If the Non-Defaulting Member purchases the Interest of the Defaulting Member, ninety percent (90%) of the amount that would be distributed to the Defaulting Member pursuant to clause (v) above shall be deemed to be the “Default Purchase Price” for purposes of this Article 7; provided, however, that if the Buy-Sell Event applicable to the Defaulting Member is not one of the Buy-Sell Events referenced in Sections 7.01(a), (b), (c) or (d), then one hundred percent (100%) of the amount that would be distributed to the Defaulting Member pursuant to clause (v) above shall be deemed to be the “Default Purchase Price” for purposes of this Article 7.

(b) Determination of Appraised Value. For purposes of this Article 7 and Section 6.05, the appraised value (“Appraised Value”) of the assets of the Company shall be determined by one (1) or more independent Qualified Appraisers. The Non-Defaulting Member shall select one (1) Qualified Appraiser and shall include such selection in the Default Notice. Within fifteen (15) days following the Effective Date of the Default Notice, the Defaulting Member shall either agree to the Qualified Appraiser selected by the Non-Defaulting Member or select a second (2nd) Qualified Appraiser and give written notice to the Non-Defaulting Member of the person so selected. If either the Non-Defaulting Member or the Defaulting Member fails to appoint a Qualified Appraiser within the time period specified and after the expiration of five (5) days following the Effective Date of written demand given after the expiration of the fifteen (15) day period specified immediately above that a Qualified Appraiser be appointed, the Qualified Appraiser duly appointed by the Member making such demand to appoint such Qualified Appraiser shall proceed to make the appraisal as herein set forth, and the determination thereof shall be conclusive on all the Members.

(1) The Qualified Appraiser or two (2) Qualified Appraisers, as the case may be, shall promptly fix a time for the completion of the appraisal, which shall not be later than thirty (30) days from the Effective Date of the appointment of the last Qualified Appraiser.

(2) The Qualified Appraiser(s) shall determine the Appraised Value by determining the fair market value of the assets of the Company, such being the fairest price estimated in the terms of money which the Company could obtain if the assets of the Company were sold, for all cash, in the open market allowing a reasonable time to find a purchaser.

(3) Upon submission of the appraisals setting forth the opinions as to the Appraised Value of the assets of the Company, the average of the two (2) appraisals shall constitute the Appraised Value of the assets of the Company for purposes of this Article 7.

(c) Sale to Third Party. Within ten (10) days after the closing of any sale of the Company or its assets to any third party pursuant to clause (i) of Section 7.02, the accountants regularly employed by the Company shall determine the amount of cash which would be distributed to each Member pursuant to Section 5.02 after (i) the sale of the Company (including all of its assets) to the third party for the Third-Party Purchase Price as of the closing of the sale of the Company or its assets (after deducting therefrom an amount equal to reasonable and customary closing costs and any prepayment fees on any indebtedness that shall be, and is paid, in connection with any such sale); (ii) the liquidation of the remaining liabilities of the Company pursuant to Section 8.02(a); (iii) the establishment of reserves in an amount reasonably determined by the Non-Defaulting Member for any contingent, conditional or unmatured liabilities or obligations of the Company pursuant to Section 8.02(b); (iv) if DFP is the Defaulting Member, the existence of a Cash Flow Bonus Forfeiture Event for purposes of Sections 5.02(d) and 5.02(e); and (v) the distribution by the Company of any remaining amounts to the Members in accordance with the provisions of Section 5.02. Upon such determination, the accountants regularly employed by the Company shall give each Member a Price

Determination Notice thereof. The determination by the accountants of such amounts, including all components thereof, shall be deemed conclusive absent any material computational error. In the event of any such third party sale, ninety percent (90%) of the amount that would be distributed to the Defaulting Member pursuant to clause (v) above shall be deemed to be the “Default Purchase Price” for purposes of this Article 7; provided, however, that if the Buy-Sell Event applicable to the Defaulting Member is not one of the Buy-Sell Events referenced in Sections 7.01(a), (b), (c) or (d), then one hundred percent (100%) of the amount that would be distributed to the Defaulting Member pursuant to clause (v) above shall be deemed to be the “Default Purchase Price” for purposes of this Article 7.

(d) Payment of Costs. The Non-Defaulting Member shall pay for the services of the Qualified Appraiser appointed by such Member, and the Defaulting Member shall pay for the services of the Qualified Appraiser appointed by such Member. The costs of the services of the accountants and, in the event only one (1) Qualified Appraiser is required, the cost of the services of such Qualified Appraiser, shall be paid by the Non-Defaulting Member and the Defaulting Member in proportion to their respective Percentage Interests, except in the event that DFP is the Defaulting Member, in which case the cost of the services the accountants and of such Qualified Appraiser shall be paid one-half ( 1/2) by the Non-Defaulting Member and one-half ( 1/2) by the Defaulting Member.

7.04 Member’s Option

For a period of ninety (90) days following the determination of the Default Purchase Price pursuant to Section 7.03(a), the Non-Defaulting Member shall have the right, but not the obligation, to (i) purchase the entire Defaulting Member’s Interest for the Default Purchase Price thereof (as determined pursuant to Section 7.03(a)), and on the terms and conditions set forth in this Article 7, (ii) elect to sell the Company or cause the Company to sell its assets to a third party in accordance with the provisions set forth above in this Article 7 or (iii) waive the right to purchase the Defaulting Member’s Interest or cause such third party sale with respect to the particular Default Buy-Sell Event, in each case by delivering written notice thereof to the Defaulting Member within such thirty (30)-day period. The failure of the Non-Defaulting Member to timely give any such written notice pursuant to this Section 7.04 shall be deemed an election by such Member to waive such rights with respect to the particular Buy-Sell Event that resulted in the implementation of the provisions of this Article 7. If the Non-Defaulting Member elects to sell the Company or cause the Company to sell its assets to a third party in accordance with the provisions set forth above in this Article 7, then, in lieu of electing to purchase the Defaulting Member’s Interest, at the Non-Defaulting Member’s option, the Non-Defaulting Member may cause the sale to such third party to occur. If the Non-Defaulting Member causes the sale to such third party to occur, then, notwithstanding the provisions of Articles 5 and 8 (and any other provision contained in this Agreement), the aggregate amount of Cash Flow to be distributed to the Defaulting Member from such sale shall be equal to the Default Purchase Price for the Defaulting Member’s Interest determined in accordance with the provisions of Section 7.03(c) and the balance of such proceeds shall be distributed to the Non-Defaulting Member.

7.05 Closing of Purchase and Sale

The closing of any purchase and sale of the Interest of any Member selling its Interest (the “Selling Member”) pursuant to this Article 7 shall be held at the principal office of the Member that is purchasing the Interest of the Selling Member (the “Purchasing Member”) Member (or its counsel) on or before the forty-fifth (45th) day after the expiration of the applicable thirty (30)-day period set forth in Section 7.04 (if applicable), or, if earlier, the forty-fifth (45th) day after the Effective Date of the Default Notice or Buy-Sell Notice, as applicable). The Selling Member shall transfer to the Purchasing Member (or such Member’s nominee(s)) the entire Interest of the Selling Member free and clear of all liens, security interests, and competing claims and shall deliver to the Purchasing Member (or such Member’s nominee(s)) such instruments of transfer and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or competing claims as such Purchasing Member (or such Member’s nominee(s)) shall reasonably request.

7.06 Payment of Purchase Price

The Purchase Price for the purchase of the Selling Member’s Interest shall be paid by the Purchasing Member (or such Member’s nominee(s)) at the closing, in cash by one (1) or more certified or bank cashier’s checks drawn and made payable to the order of the Selling Member or by wire transfer to an account designated by the Selling Member. If the Company or its assets are sold to a third party pursuant to this Article 7, then the entire Third Party Purchase Price shall be paid concurrently with such closing.

7.07 Release and Indemnity

On or before the closing of a purchase held pursuant to this Article 7, the Purchasing Member shall use such Member’s reasonable efforts to obtain written releases of the Selling Member (and such Member’s Affiliates) from all liabilities of the Company and from all guarantees of such liabilities of the Company previously executed by the Selling Member (and its Affiliates). To the extent such releases cannot be obtained by the Purchasing Member, the Purchasing Member shall indemnify, defend, protect and hold the Selling Member (and such Affiliates) wholly free and harmless from and against any and all claims, liabilities, causes of action, liens, charges, and all other matters arising from such liabilities or guarantees, arising subsequent to the Effective Date of such closing.

7.08 Repayment of Member Loans

The Purchase Price to be paid by the Purchasing Member for the Interest of the Selling Member shall be offset at the closing of such purchase by the then outstanding principal balance (together with all accrued, unpaid interest thereon) of any and all (i) Member Loans made by the Purchasing Member to the Selling Member and (ii) loans or advances of funds made by the Company to the Selling Member (each a “Seller Loan”). Such Member Loans and Seller Loans (together with all accrued, unpaid interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the Purchase Price for the Defaulting Member’s Interest is insufficient to fully offset the then unpaid principal balance of any and all Member Loans and Seller Loans (together with all accrued, unpaid interest thereon), then the portion of any such Member Loans and Seller Loans (and accrued, unpaid interest thereon) that remains outstanding following such offset shall be due and payable in full at the closing of the purchase of the Selling Member’s Interest pursuant to this Article 7. Also, notwithstanding any other provision contained in this Agreement, the unpaid principal balance of any and all Member Loans and Seller Loans (together with all accrued, unpaid interest thereon) shall be due and payable in full at the closing of the purchase of the Selling Member’s Interest pursuant to this Article 7.

7.09 Voting Rights Following Default Buy-Sell Event

From and after the occurrence of a Default Buy-Sell Event (unless and until the Non-Defaulting Member waives in writing any Default Buy-Sell Event or fails to timely consummate the closing of any applicable transaction described in this Article 7 pursuant to Section 7.05), (i) the Defaulting Member shall not be entitled to participate in the management of, or otherwise vote upon, any matter affecting the business and affairs of, the Company or any matter that such Member is entitled to vote upon under this Agreement, (ii) the Defaulting Member shall no longer have any right to appoint any representative to the Management Committee and any previously appointed representatives of the Defaulting Member shall be replaced by one (1) or more representatives to be appointed by the Non-Defaulting Member, and (iii) the rights of the Defaulting Member shall be limited solely to those of an assignee.

7.10 Withdrawal of the Selling Member

If the Interest of the Selling Member is purchased by the Purchasing Member pursuant to this Article 7, then, effective as of the closing for such purchase, (i) the Selling Member shall withdraw as a Member of the Company, and (ii) if the Selling Member is DFP, then DFP shall be automatically removed as the Operating Member of the Company. In connection with any such withdrawal of the Selling Member, the Purchasing Member may cause any nominee designated in the sole and absolute discretion of the Purchasing Member to be admitted as a substitute member of the Company provided that the admission of such substitute would not constitute a default under or violate the provisions of any then existing guaranty of DFP continued to be held by the mortgage lender for the Project.

ARTICLE 8

DISSOLUTION AND WINDING UP OF THE COMPANY

8.01 Events Causing Dissolution of the Company

Upon any Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve, or the admission or substitution of a new Member, the Company shall not be dissolved but its business shall continue without interruption or break in continuity. Upon the bankruptcy, retirement, resignation, expulsion or other cessation to serve of any Member, the other Member shall continue to serve as a Member of the Company in accordance with the provisions of this Agreement. The Company shall be dissolved upon the first to occur of: (a) the expiration of the term of the Company, unless such term has been extended by the unanimous agreement of the Members; (b) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of its distributive share of any and all cash proceeds delivered therefrom; or (c) the affirmative election of the Management Committee to dissolve the Company pursuant to Section 2.02(i). Except as may be permitted in accordance with this Section 8.01 or other terms of this Agreement, no Member shall have the right to, and each Member hereby agrees that it shall not, seek to dissolve or cause the dissolution of the Company or seek to cause a partial or whole distribution or sale of Company assets whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Members.

8.02 Winding Up of the Company

Upon the Liquidation of the Company caused by other than the termination of the Company under Section 708(b)(1)(B) of the Code (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Members shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) days after such Liquidation, in the following order: (a) first, to creditors of the Company (including Members who are creditors), in the order of priority as provided by law, (b) second, to the setting up of any reasonable reserves which the Management Committee deems reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company (which shall be distributed as soon as reasonably practicable to the Members in proportion to their respective positive Capital Account balances), and (c) thereafter, to the Members in accordance with Section 5.02 hereof.

8.03 No Negative Capital Account Restoration

No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company, to any other Member or to any other Person.

ARTICLE 9

BOOKS AND RECORDS;

ACCOUNTING; TAX ELECTIONS

9.01 Company Books

The Operating Member shall cause to be kept, at the principal office of the Company, or at such other location as the Management Committee shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

9.02 Delivery of Records; Inspection

The Operating Member, subject to such reasonable standards as may be established from time to time by the Management Committee, shall deliver to any Member (or, to the extent so directed, to its agent or attorney) a copy of the following information at any time if requested in writing:

(a) Financial Reports. True and full information regarding the status of the business and financial condition of the Company (including, without limitation, the annual financial reports and all supporting calculations and information for such reports), including (without limitation,) the information required by Section 9.03(c);

(b) Tax Returns. Promptly after becoming available, copies of the Company’s federal, state and local income or information tax returns for the year;

(c) Names and Addresses. A current list of the name and last known-business, residence or mailing address of each Member and the date on which each became a Member;

(d) Formation Documents. A copy of this Agreement, as amended, and any other formation documents for the Company, together with executed copies of any written powers of attorney pursuant to which this Agreement, as amended, and any other formation documents have been executed; and

(e) Contribution Information. True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future.

Any Member (personally or through an authorized representative) may, for any purpose reasonably related to such Member’s Interest, inspect and copy (at its own cost and expense) the books and records of the Company at all reasonable business hours.

9.03 Reports and Tax Information

(a) General. The Operating Member shall cause to be prepared, at the cost and expense of the Company, and delivered to each Member at such times as are reasonably determined by the Management Committee (or otherwise in accordance with the terms of this Agreement), the Annual Business Plans, the Operating Budgets, any and all periodic operating reports, and any and all other financial statements or reports requested from time to time by any representative of the Management Committee. In addition, the Operating Member shall cause to be prepared, at the cost and expense of the Company, and delivered to each Member, within ninety (90) days after the end of each tax year, the information necessary for such Member to complete its federal, state and local income tax or information returns.

(b) Tax Returns. The Operating Member shall cause to be prepared by a reputable accounting firm approved by the Management Committee and delivered to each Member, within ninety (90) days from and after the final day of each tax year, the Company’s federal, state and local income or information tax returns for the year, as well as any additional information necessary for such Member to complete its federal, state and local income tax or information returns. In addition, upon the request of any Member, the Operating Member shall prepare estimates of the projected federal, state and local taxable income of the Company, and the portion thereof allocable to each Member, within a reasonable time period specified by the Member prior to the end of each tax year.

(c) Periodic Financial Statements. The Operating Member shall furnish quarterly financial statements, including a balance sheet, income statement, statement of Members’ capital and statement of cash flows, that are prepared on a historical cost basis in accordance with generally accepted accounting principles within fifteen (15) calendar days following the close of a given quarter.

(d) Audited Financial Statements. If required by Paladin, the Operating Member shall prepare, at the expense of the Company, and furnish the following information to each Member within sixty (60) calendar days after the end of each Fiscal Year (with a final reviewable draft thereof to be furnished to each Member within forty-five (45) days after the end of each Fiscal Year): (i) an audited balance sheet of the Company dated as of the end of such Fiscal Year, (ii) an audited related income statement of the Company for such Fiscal Year, (iii) an audited statement of cash flows for such Fiscal Year, (iv) an audited statement of each Member’s Capital Account for such Fiscal Year, and (v) notes thereon, prepared on a historical cost basis in accordance with generally accepted accounting principles, all of which shall be certified by the Operating Member as being, to the best of its knowledge, true and correct and all of which shall be certified in the customary manner by a reputable accounting firm approved by the Management Committee (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form within forty-five (45) calendar days after the end of each Fiscal Year, to the Members for review prior to finalization and certification thereof).

(e) Securities Exchange Act. The Operating Member acknowledges that the financial statements of the Company will be consolidated with those of the Paladin REIT and that the Paladin REIT is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Operating Member shall permit the officers, agents and representatives of the Paladin REIT (including its attorneys and accountants) to have unfettered access to such financial and other information for the Company at such times as such officer, agent or representatives may reasonably request to enable the Paladin REIT to obtain the information required in order to timely comply with such reporting requirements. The Operating Member, at its expense, shall employ, or contract with, such individuals and implement such accounting practices and procedures as are necessary for the provision of a reasonably professional level of accounting, reporting and internal controls for the Company, including (without limitation) the provision of the following: (i) documentation of property level and corporate accounting and financial reporting policies and procedures; (ii) documentation of Information Technology (IT) policies and procedures, and disaster recovery plan; (iii) “sign off” by DFP’s property, accounting and supervisory/review personnel after their preparation, review and/or approval of accounting transactions and workpapers, and (iv) preparation of written variance analysis of significant accounts quarterly and year-to-date, as compared to the prior year period. In addition, the Operating Member shall institute such additional reasonable internal accounting controls as may be requested by the Paladin REIT, including, without limitation, those which are necessitated for compliance with the Sarbanes-Oxley Act of 2002, as amended.

9.04 Company Tax Elections; Tax Controversies

The Management Committee shall have the right in its sole and absolute discretion to make elections for the Company provided for in the Code including, without limitation, the elections provided for in Section 754 of the Code. Additionally, the

Management Committee shall have the right to seek to revoke any such election (including without limitation, any election under Section 754 of the Code) upon the Management Committee’s determination that such revocation is in the best interests of the Company or its Members. Paladin is hereby designated as the “Tax Matters Partner” pursuant to the requirements of Section 6231(a)(7) of the Code, and in such capacity shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service.

9.05 Accounting and Fiscal Year

Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Management Committee. The Fiscal Year of the Company shall be the calendar year.

9.06 Confidentiality of Information

Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to the Company, shall be confidential and shall not be disclosed or otherwise released to any other person or entity (other than another party hereto) without the written consent of the Management Committee. Notwithstanding the foregoing, confidential information may be disclosed by a party if such party is required to do so: (i) by operation of law, rule or regulation; (ii) pursuant to applicable legal process; (iii) by the commercial lenders to the Company; (iv) by the title insurer to the Company or Project lender; (v) to any proposed transferee of an Interest; or (vi) to prosecute any claim or defend any action between the Members relating to the Company, without the written consent of the Management Committee. Accordingly, each party hereto shall cause its members, shareholders, partners, officers, directors, employees and their respective legal, tax and financial advisors to, hold in confidence all such information.

ARTICLE 10

MISCELLANEOUS

10.01 Subscription Agreement

As a condition to its admission to the Company, each Member may be required by the Management Committee to execute a subscription agreement in a form satisfactory to the Management Committee, which subscription agreement shall contain certain representations made by each such Member.

10.02 Investment Interest; Nature of Investment

Each Member hereby represents and warrants to the Company and to each other Member that such Member is acquiring its Interest in the Company for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. Such Member possesses experience and sophistication as an investor adequate for the evaluation of the merits and risks of such Member’s investment in the Company, has investigated the Company and its business, and the Company has made available to such Member all information necessary for such Member to make an informed decision to acquire an Interest in the Company. Such Member also understands that its Company Interest may not be transferred absent compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to an exemption therefrom and otherwise in compliance with the terms of this Agreement. Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company from and against any and all losses, damages, expenses or liabilities arising out of the breach or inaccuracy of any such representation, warranty or covenant. All representations, warranties and covenants contained herein shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.

10.03 Appointment of Attorney-in-Fact

Each of the Members by its execution of this Agreement, irrevocably constitutes and appoints any Member(s), agent or other representative as is designated by the Management Committee as such Member’s true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement including, without limitation:

(a) Formation Documents. All formation documents and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Management Committee deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company, in the jurisdictions in which the Company may conduct business.

(b) Amendments. All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments which the Management Committee deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

(c) Conveyance Documents. All conveyances of Company assets in accordance with the terms of this Agreement, and other instruments which the Management Committee reasonably deems necessary in order to complete a dissolution and liquidation of the Company in accordance with the terms of this Agreement.

The foregoing appointment shall be deemed to be a power coupled with an interest, in recognition that each of the Members under this Agreement will be relying upon the power of the Management Committee to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the bankruptcy or other incapacity of any Member hereby giving such power, and the transfer or assignment of all or any portion of the Interest of such Member in the Company, and shall not be affected by the subsequent bankruptcy or other incapacity of such Member. If any Member assigns all or any portion of its Interest in the Company, then the foregoing power of attorney shall survive such assignment.

10.04 Waiver of Conflict of Interest

The Company and each Member are not represented by separate counsel; provided, however, in connection with the formation of the Company and the drafting and negotiation of this Agreement, (i) Paladin (and not the Company or DFP) has been represented separately by King & Spalding LLP and (ii) DFP (and not the Company or Paladin) has been represented separately by David, Kamp & Frank, L.L.C. The attorneys, accountants and other experts who perform services for any Member may also perform services for the Company. To the extent that the foregoing representation constitutes a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest.

10.05 Amendment

The written consent of each Member shall be required to amend any provision of this Agreement, which consent may be given, withheld or made subject to such conditions as are determined by each such Member in such Member’s sole and absolute discretion. No provision of this Agreement may be amended except in a writing signed by all Members and expressly stating (i) that it is an amendment of this Agreement and (ii) the provisions of this Agreement being amended and how it is being amended. Notwithstanding the foregoing provisions of this Section 10.05 to the contrary, this Agreement may be amended by Paladin, by executing an instrument of amendment and giving each Member notice thereof, without the consent of any of the other Members, to effect or implement actions approved by the Management Committee if the Operating Member fails to take action to effect or implement such actions.

10.06 No Assignments; Binding Effect

This Agreement shall not be assigned or otherwise transferred (by operation of law or otherwise) by any Member except as is otherwise permitted hereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and assigns permitted in accordance with this Agreement and the Virginia Act.

10.07 Further Assurances

Each of the parties hereto hereby covenants and agrees on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, verify, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

10.08 Notices

Any notice, approval, consent, payment, demand or communication required or permitted to be given to any Member under this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date (the “Effective Date”) set forth below: (i) if delivered personally by courier or otherwise, then as of the date delivered or if delivery is refused, then as of the date presented; (ii) if sent or mailed by Federal Express, Express Mail, or other nationally recognized overnight mail service which maintains evidence of delivery and receipt, to the Company at its principal office and to each Member at its address appearing in the current records of the Company, then as of the date received; (iii) if sent or mailed by certified U.S. Mail, return receipt requested, to the Company at its principal office and to each Member at its address appearing in the current records of the Company, then as of the third Business Day after the date so mailed; or (iv) if sent by facsimile to the Company at its facsimile telephone number or to any Member at its facsimile telephone appearing in the current records of the Company, then either (A) as of the date on which the appropriate electronic confirmation of receipt is received by the sending party at or before 5:00 p.m. (receiver’s time) on any Business Day, or (B) as of the next Business Day if the time of the appropriate electronic confirmation of receipt is received by the sending party after 5:00 p.m. (receiver’s time). Notices to each Member shall be addressed as follows (which address(es) may be changed by the Member from time to time by written notice to the Members).

To Paladin:	c/o Paladin Realty Partners, LLC
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Attention: William K. Dunbar
Fax: (310) 996-8708
Telephone: (310) 996-8754

With a copy to:	King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: Timothy N. Tucker, Esq.
Fax: (212) 556-2236
Telephone: (212) 556-2222

To DFP:	c/o Drucker & Falk, LLC
11824 Fishing Point Drive
Newport News, VA 23606
Attention: J. Guy Buck
Telephone: (757) 245-1541
Fax: (575) 244-1974

With a copy to:	David, Kamp & Frank, LLC
Attorneys and Counselors at Law
739 Thimble Shoals Boulevard, Suite 105
Newport News, Virginia 23606
Attention: Arthur J. Kamp, Esq.
Telephone: (575) 595-4500
Fax: (575) 595-6723

10.09 Waivers

No waiver by any Member of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any Member to exercise any right hereunder in any manner impair the exercise of any such right accruing to it hereafter.

10.10 Preservation of Intent

If any provision of this Agreement is determined by an arbitrator or any court having jurisdiction to be illegal or in conflict with any laws of any state or jurisdiction, then the Members agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out. If any one (1) or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect or for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Members’ rights and privileges shall be enforceable to the fullest extent permitted by law.

10.11 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereto and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties thereto pertaining to the subject matter hereof.

10.12 Certain Rules of Construction

Any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) “or” is not exclusive; (iv) words in the singular include the plural, and words in the plural include the singular; (v) provisions apply to successive events and transactions; (vi) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) all references to “clauses,” “Sections” or “Articles” refer to clauses, Sections or Articles of this Agreement; and (viii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

10.13 Counterparts

This Agreement may be executed in any number of counterparts, may be executed by handwritten signing or by electronically transmitted facsimile of such signing, either of which shall create a validly executed document, in any number of counterparts, each of which shall be deemed an original and such counterparts together shall be deemed and constitute one and the same document, binding on all Members notwithstanding that all Members have not signed the same counterpart, but all of which, taken together, shall constitute one and the same instrument.

10.14 Governing Law

This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the Members hereto, shall be governed by and construed in accordance with the laws of the State of Virginia without regard to any otherwise governing principles of conflicts of law.

10.15 Assurances

Each of the Members shall hereafter execute and deliver such further instruments and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

10.16 Time is of the Essence

Time is of the essence hereof in connection with all obligations of the parties hereunder.

10.17 Other Matters

If any proceeding is brought by any Member or the Company against any other Member or the Company that arises out of, or is connected with, this Agreement, then each party shall pay the fees and costs of its own attorneys in such proceeding. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

10.18 No Consequential Damages

Notwithstanding any provision to the contrary in this Agreement or any related document or document referenced in this Agreement, no Member will be liable, under any circumstances or conditions, to any party or person, for any special, indirect, incidental, consequential or contingent damages of any kind in connection with this Agreement.

10.19 Ownership of DFP and Property Manager

DFP represents and warrants that DFP is a limited liability company duly organized under the laws of the State of Virginia and that the Property Manager is a limited liability company duly organized under the laws of the State of Virginia and Exhibit C sets forth the following information with respect to the ownership and structure of DFP and the Property Manager and each Person that owns any direct or indirect interest therein:

(a) The name, type and percentage ownership interest of each such Person; and

(b) The name of each officer, if any, and the title thereof, in any corporate entity, the name of each partner in any partnership entity, and the name of each member and the name of each manager in any limited liability company.

DFP represents that there are no commitments, options, warrants or rights of any kind which evidence a right to acquire or receive any ownership interest in DFP or the Property Manager.

ARTICLE 11

DEFINITIONS

11.01 Additional Contribution

The term “Additional Contribution” means any and all additional contributions approved in writing by the Management Committee and made by any Member to the capital of the Company pursuant to Section 3.01(b) and Section 3.02.

11.02 Additional Member

The term “Additional Member” means any Person that has been admitted to the Company as a Member pursuant to this Agreement by virtue of such Person receiving its Interest in the Company from the Company and not from another Member or an assignee.

11.03 Adjusted Capital Account

The term “Adjusted Capital Account” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account (a) increased for any amount which the Member is deemed to be obligated to restore with respect to any negative balance in the Member’s Capital Account pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) or 1.704-2(i)(5); and (b) decreased by any items described in Treasury Regulation Sections 1.704-1(b)(2)(d)(4), (5) or (6).

11.04 Affiliate

The term “Affiliate” means, with reference to a specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities of that Person, by contract, relationship or otherwise) and includes, in any event, the ownership of twenty-five percent (25%) or more of the outstanding voting interests of such Person.

11.05 Agreement

The term “Agreement” means this Operating Agreement of FP-1, LLC, as it may be further amended.

11.06 Annual Business Plan

The term “Annual Business Plan” is defined in Section 2.04.

11.07 Appraised Value

The term “Appraised Value” is defined in Section 7.03(b).

11.08 Business Day

The term “Business Day” means any weekday excluding any legal holiday observed pursuant to United States federal law.

11.09 Buyout Purchase Price

The term “Buyout Purchase Price” is defined in Section 7.02.

11.10 Buy-Sell Notice

The term “Buy-Sell Notice” is defined in Section 7.02.

11.11 Capital Account

The term “Capital Account” means with respect to each Member the amount of money contributed by such Member to the capital of the Company, increased by the aggregate Gross Asset Value at the time of contribution (as determined by the Members) of all property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Profits allocated to such Member, and any and all items of gross income or gain specially allocated to such Member pursuant to Sections 4.02 and 4.03, and decreased by the amount of money distributed to such Member by the Company (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the aggregate fair market value at the time of distribution (as determined by the Members) of all property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), the amount of any Net Losses charged to such Member, and any items of loss or deduction specially allocated to such Member pursuant to Sections 4.02 and 4.03. The provisions hereof governing the maintenance of Capital Accounts are intended to satisfy the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent therewith.

11.12 Capital Contribution

The term “Capital Contribution” means with respect to each Member, the aggregate amount of any and all amounts credited to such Member’s Unrecovered Contribution Account in accordance with the terms of this Agreement. Any Capital Contributions made at any time during the term hereof shall be deemed made on the date contributed.

11.13 Capital Event

The term “Capital Event” means and includes: (i) any transaction involving the sale, exchange or other disposition of the Project or the Company (but excluding any incidental sales or exchanges of tangible personal property and fixtures), (ii) any financing, refinancing or borrowing secured by the Project or the Company, and (iii) any condemnation or recovery of damage awards and property insurance proceeds (excluding proceeds from any rent or business interruption insurance).

11.14 Cash Flow

The term “Cash Flow” means the sum of any and all Ordinary Cash Flow and Extraordinary Cash Flow.

11.15 Cash Flow Bonus Forfeiture Event

The term “Cash Flow Bonus Forfeiture Event” shall mean any of the following: (i) the failure of DFP to make all or any portion of any Additional Contribution DFP is required to contribute pursuant to Section 3.01(b) or Section 3.02, (ii) the removal of DFP as Operating Member pursuant to Section 2.06(a) or (iii) the existence of Default Buy-Sell Event and DFP is the Defaulting Member.

11.16 Code

The term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (or any corresponding provision of any superseding revenue law).

11.17 Company

The term “Company” means the limited liability company governed by this Agreement and created upon the filing of the Articles of Organization with the Virginia State Corporation Commission in accordance with the provisions of the Virginia Act, which limited liability company is referenced in the first paragraph of this Agreement.

11.18 Company Minimum Gain

The term “Company Minimum Gain” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

11.19 Contributing Member

The term “Contributing Member” is defined in Section 3.03(a).

11.20 Contribution Date

The term “Contribution Date” is defined in Section 3.02(b).

11.21 Contribution Notice

The term “Contribution Notice” is defined in Section 3.02(b).

11.22 Contribution Percentage

The term “Contribution Percentage” means, with respect to each Member, the percentage set forth opposite such Member’s name on Exhibit A attached hereto under the column labeled “Contribution Percentage.”

11.23 Default Buy-Sell Event

The term “Default Buy-Sell Event” is defined in Section 7.01.

11.24 Default Notice

The term “Default Notice” is defined in Section 7.02.

11.25 Defaulting Member

The term “Defaulting Member” is defined in Section 7.01.

11.26 Default Purchase Price

The term “Default Purchase Price” is defined in Section 7.03(a).

11.27 Delinquent Contribution

The term “Delinquent Contribution” is defined in Section 3.03(a).

11.28 Depreciation

The term “Depreciation” shall mean for any period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, depreciation for such asset shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

11.29 DFP

The term “DFP” means DF Pines of York, LLC, a Virginia limited liability company.

11.30 Dilution Percentage

The term “Dilution Percentage” is defined in Section 3.03(c).

11.31 Effective Date

The term “Effective Date” is defined in Section 10.08.

11.32 Emergency Situations

The term “Emergency Situations” means any emergency affecting the safety of persons, or which is likely to result in substantial injury, damage or financial loss to the Project or Company.

11.33 Extraordinary Cash Flow

The term “Extraordinary Cash Flow” means the cash proceeds (including, without limitation, any insurance proceeds, recoveries, damages and awards, but excluding the proceeds of any rent insurance or business interruption insurance) realized by the Company, directly or indirectly, as a result of the occurrence of a Capital Event, plus cash interest payments received with respect to such proceeds, decreased by the sum of (i) the amount of such proceeds applied by the Company to pay debts and liabilities of the Company which are then due and payable (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member); (ii) the amount of such proceeds used, set aside or committed by the Company or required to be used by any secured lender for the Project for restoration and repair of any property in the event of damage or destruction to the Project; (iii) any incidental or ancillary expenses, costs or liabilities incurred by the Company in effecting or obtaining any such Capital Event, or the proceeds thereof (including, without limitation, attorneys’ fees, expert witness’ fees, accountants’ fees, court costs, recording fees, transfer taxes and fees, appraisal costs and the like) all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof; (iv) the payment of such other Company debts and liabilities as are determined in the reasonable discretion of the Management Committee; and (v) a reserve, established in the reasonable discretion of the Management Committee, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide funds therefore.

11.34 Fiscal Year

The term “Fiscal Year” means, except as otherwise provided in this definition, the twelve (12) month period commencing on January 1 of each calendar year and ending on December 31 of each calendar year, with the first Fiscal Year commencing on the date hereof and ending on December 31, 2011 and the last Fiscal Year being the period beginning on January 1 of the year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for an action to be taken on the basis of a Fiscal Year, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than twelve (12) month periods.

11.35 Gross Asset Value

The term “Gross Asset Value” shall mean, except as set forth below, such asset’s adjusted basis for federal income tax purposes:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company.

(ii) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Members in exchange for more than a de minimis Capital Contribution if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(iv) The Gross Asset Values of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Members determine that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) of this provision, such Gross Asset Value shall thereafter be computed in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations.

11.36 Immediate Family

The term “Immediate Family” means an individual Person’s current spouse, parents, grandparents, siblings, children, children’s spouses, grandchildren or grandchildren’s spouses or any trusts or estates (or other estate-planning vehicles) for the exclusive benefit of any one or more of the foregoing that is controlled by such individual Person.

11.37 Indemnified Party

The term “Indemnified Party” is defined in Section 2.07(a).

11.38 Interest

The term “Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Cash Flow, distributions and capital of the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Virginia Act.

11.39 IRR

The term “IRR” means, with respect to any Member, the annual discount rate, determined by iterative process, which results in a net present value approximating zero (0) when such discount rate is applied to the applicable Capital Contributions made by such Member from time to time and distributions made to such Member from time to time (except for Section 707(c) payments), and calculated using Microsoft Office Excel, xIRR function in accordance with the formula attached hereto as Exhibit D.

11.40 Liquidation

The term “Liquidation” means, (i) in respect to the Company, the earlier of the date upon which the Company is terminated under Section 708(b)(1) (except for any deemed liquidation under Section 708(b)(1)(B) of the Code) or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) in respect to a Member wherein the Company is not in Liquidation, the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-1(d).

11.41 Majority of Representatives

The term “Majority of Representatives” means a majority (in number) of the representatives on the Management Committee, provided that, at any meeting of the Management Committee, all of the representatives collectively shall have a number of votes equal to the representatives that Paladin or DFP, as the case may be, is entitled to elect, and such votes shall be cast (whether by one or more of such representatives) as a block, with a majority of such votes constituting a “Majority of Representatives.”

11.42 Management Committee

The term “Management Committee” is defined in Section 2.01(a).

11.43 Material Breach

The term “Material Breach” means any breach or default by a Member of any material covenant, duty or obligation under this Agreement or any Exhibits hereto (but not including the failure of any Member to contribute any Additional Contribution to the extent required to be made pursuant to Section 3.01(b), Section 3.02 and Section 3.03), provided that in any such instance: (i) such Member shall have received written notice from the other Member of such breach or default, and (ii) if curable, such Member shall have failed to cure or remedy such breach or default within ten (10) days following the Effective Date of such notice (except that no such notice shall be required in the case of the failure of any Member to contribute any Additional Contribution pursuant to Section 3.01(b), Section 3.02 and Section 3.03) or, if such breach or default is not curable within such 10-day period, such Member shall have failed to diligently and continuously pursue such a cure or remedy and in any event fully cure or remedy such breach or default within thirty (30) days of the Effective Date of such notice.

11.44 Member Loan

The term “Member Loan” is defined in Section. 3.03(b).

11.45 Member Minimum Gain

The term “Member Minimum Gain” means minimum gain attributable to a

Member Nonrecourse Debt determined in accordance with Treasury Regulation Section 1.704-2(i) for the phrase “partner minimum gain.”

11.46 Member Nonrecourse Debt

The term “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

11.47 Member Nonrecourse Deductions

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

11.48 Member(s)

The term “Members” means Paladin and DFP, collectively; the term “Member” means any one of the Members.

11.49 Mortgage Loan

The term “Mortgage Loan” is defined in Section 1.05.

11.50 Net Profits and Net Losses

The term “Net Profits” or “Net Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this subparagraph (i) shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this provision shall be subtracted from such taxable income or loss;

(iii) In the event of the Gross Asset Value of any Company property is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of

Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation; and

(vi) Notwithstanding anything contained herein to the contrary, any items which are specially allocated pursuant to Article 4 hereof shall not be taken into account in computing Net Profits or Net Losses.

11.51 Non-Contributing Member

The term “Non-Contributing Member” is defined in Section 3.03(a).

11.52 Nonrecourse Deductions

The term “Nonrecourse Deductions” means deductions as described in Treasury Regulation Section 1.704-2(b)(l).

11.53 Operating Account

The term “Operating Account” means an account of the Company at a financial institution approved by the Management Committee and into which all Capital Contributions and other funds for and from the ownership and operation of the Project by the Company shall be deposited and held until properly disbursed and on which at least one of the representatives of Paladin on the Management Committee shall be a signatory.

11.54 Operating Budget

The term “Operating Budget” is defined in Section 2.05.

11.55 Operating Member

The term “Operating Member” is defined in Section 2.03(a).

11.56 Ordinary Cash Flow

The term “Ordinary Cash Flow” means the amount, if any, of all cash receipts of the Company as of any applicable determination date (including, without limitation, any cash receipts realized from operations of the Company but excluding any cash receipts or proceeds from a Capital Event), in excess of the sum of (i) all cash disbursements (inclusive of any reimbursements and guaranteed payments made to any Member, but exclusive of disbursements made from the proceeds of a Capital Event and distributions to the Members in their capacities as such) of the Company prior to that date, plus (ii) any reserve, determined in the sole and absolute discretion of the Management Committee, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor. Ordinary Cash Flow shall be determined and distributed no more frequently than monthly and no less frequently than on a quarterly basis or at such other times as the Management Committee determines that funds are available therefor, taking into account the reasonable business needs of the Company.

11.57 Paladin

The term “Paladin” means PRIP Pines, LCC, a Delaware limited liability company.

11.58 Paladin REIT

The term “Paladin REIT” means Paladin Realty Income Properties, Inc. a Maryland corporation, or any successor thereto.

11.59 Percentage Interest

The term “Percentage Interest” means, with respect to each Member, the percentage set forth opposite such Member’s name on Exhibit A attached hereto under the column labeled “Percentage Interest,” as such percentage shall be modified from time to time in accordance with this Agreement. The initial Percentage Interests of the Members shall be as follows:

Paladin:	90%
DFP:	10%

11.60 Permitted Transferees

The term “Permitted Transferees” is defined in Section 6.02.

11.61 Person

The term “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof, or any entity similar to any of the foregoing.

11.62 Preferred Return

The term “Preferred Return” means, with respect to each Member, an amount calculated like interest and accrued on the balance standing from time to time in such Member’s Unrecovered Contribution Account at a simple interest rate equal to ten percent (10%) per annum. Any Preferred Return not paid during any Fiscal Year, or immediately thereafter if paid from Ordinary Cash Flow available during the applicable Fiscal Year, will be not be carried forward to future Fiscal Years. For financial and income tax reporting purposes, neither accrual nor payment of the Preferred Return shall be an expense of the Company nor be treated as a guaranteed payment under Section 707(c) of the Code.

11.63 Price Determination Notice

The term “Price Determination Notice” is defined in Section 7.03(a).

11.64 Project

The term “Project” is defined in Section 1.03.

11.65 Project Shortfall

The term “Project Shortfall” means any means any and all cash required to satisfy any actual or projected financial requirements of the Company (not including, however, payment of Unpaid Preferred Return or any other obligations of the Company to the Members), as determined by the Management Committee.

11.66 Property Management Agreement

The term “Property Management Agreement” is defined in Section 2.12.

11.67 Property Manager

The term “Property Manager” means the Person engaged or designated by the Company from time to time to manage and operate the Project.

11.68 Purchasing Member

The term “Purchasing Member” is defined in Section 7.05.

11.69 Qualified Appraiser

The term “Qualified Appraiser” means an appraiser who is not an Affiliate of any Member and has not been an employee of any Member or any Affiliate of the Member at any time, who is qualified to appraise assets of the same type owned by the Company and is a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence), and who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than ten (10) years, and has been actively engaged in the appraisal of such projects immediately preceding his or her appointment under this Agreement.

11.70 Regulatory Allocations

The term “Regulatory Allocations” is defined in Section 4.02(f).

11.71 REIT

The term “REIT” is defined in Section 2.02(d).

11.72 Removal Event

The term “Removal Event” is defined in Section 2.06(a).

11.73 Removal Notice

The term “Removal Notice” is defined in Section 2.06(a).

11.74 Securities Act

The term “Securities Act” is defined in Section 10.02.

11.75 Seller Loan

The term “Seller Loan” is defined in Section 7.08.

11.76 Selling Member

The term “Selling Member” is defined in Section 7.05.

11.77 Tax Matters Partner

The term “Tax Matters Partner” is defined in Section 9.04.

11.78 Third-Party Purchase Price

The term “Third-Party Purchase Price” is defined in Section 7.02.

11.79 Transfer

The term “Transfer” is defined in Section 6.01.

11.80 Treasury Regulation

The term “Treasury Regulation” means any proposed, temporary, or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (or any corresponding provisions of any superseding revenue law or regulation).

11.81 Unanimous Written Consent

The term “Unanimous Written Consent” means a written consent executed by at least one representative of each Member.

11.82 Unpaid Preferred Return

The term “Unpaid Preferred Return” means, (i) with respect to Paladin and as of any specified date in any Fiscal Year, the Preferred Return accrued through such date, decreased by the amount of money and the agreed upon net fair market value of any property distributed by the Company to Paladin pursuant to Section 5.01(a) and (ii) with respect to DFP as of any specified date in any Fiscal Year, the Preferred Return accrued through such date, decreased by the amount of money and the agreed upon net fair market value of any property distributed by the Company to the DFP Member pursuant to Sections 5.01(b).

11.83 Unrecovered Contribution Account

The term “Unrecovered Contribution Account” means, (i) with respect to Paladin, the amount of money or the agreed upon fair market value of any property contributed (or deemed contributed) by Paladin to the capital of the Company pursuant to Section 3.01, Section 3.02 and Section 3.03, as the case may be (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code), and decreased by the amount of money and the agreed upon fair market value of any property (net of liabilities secured by such distributed property that Paladin is considered to assume or take subject to under Section 752 of the Code) distributed by the Company to Paladin pursuant to Section 5.02(a), and (ii) with respect to DFP, the amount of money or the agreed upon fair market value of any property contributed (or deemed contributed) by DFP to the capital of the Company pursuant to Section 3.01, Section 3.02 and Section 3.03, as the case may be (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code), and decreased by the amount of money and the agreed upon fair market value of any property (net of liabilities secured by such distributed property that DFP is considered to assume or take subject to under Section 752 of the Code) distributed (or deemed distributed) by the Company to DFP pursuant to Section 5.02(b).

11.84 Virginia Act

The term “Virginia Act” means the Virginia Limited Liability Company Act (Code of Virginia § 13.1-1000, et seq.), as hereafter amended from time to time.

ARTICLE 12

MISCELLANEOUS

12.01 Recitals for Article 12

(a) The Company was formed pursuant to Articles of Organization dated February 20, 2007, and filed with the State Corporation Commission of the Commonwealth of Virginia effective February 26, 2007.

(b) Prudential Affordable Mortgage Company, has agreed to make a loan (the “Loan”) to the Company in the original principal amount of Fifteen Million Dollars ($15,000,000), and the Company has agreed, in order to satisfy certain conditions respecting the Loan, to amend the Operating Agreement as more particularly set forth below.

(c) Capitalized terms used but not defined in this Article 12 only shall have the meanings defined in the Multifamily Loan and Security Agreement (the “Loan Agreement”) executed by the Company and securing the Loan.

12.02 Single Purpose Entity Provisions

Notwithstanding any other provision of this Agreement, any other organizational documents or any provisions of law that empowers the Company, the following provisions shall be operative and controlling so long as the Loan to the Company is outstanding:

(a)	Until the Loan is paid in full, the Company shall remain a Single Purpose Entity.

(b)	A “Single Purpose Entity” means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter

(i)	shall not engage in any business or activity, other than the ownership, operation and maintenance of the Mortgaged Property and activities incidental thereto;

(ii)	shall not acquire, own, hold, lease, operate, manage, maintain, develop or improve any assets other than the Mortgaged Property and such Personalty as may be necessary for the operation of the Mortgaged Property and shall conduct and operate its business as presently conducted and operated;

(iii)	shall preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and shall do all things necessary to observe organizational formalities;

(iv)	shall not merge or consolidate with any other Person;

(v)	shall not take any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable, other than Transfers permitted under the Loan Agreement; issue additional partnership, membership or other equity interests, as applicable; or seek to accomplish any of the foregoing;

(vi)

shall not, without the prior unanimous written consent of all of the Company’s partners, members, or shareholders, as applicable, and, if applicable, the prior unanimous written consent of one hundred percent (100%) of the members of the Management Committee of the Company: (A) file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company be adjudicated bankrupt or insolvent, (B) institute proceedings under any applicable insolvency law, (C) seek any relief under any law relating to relief from debts or the protection of debtors, (D) consent to the filing or institution of bankruptcy or insolvency proceedings against the Company, (E) file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, (F) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or a substantial part of its property, (G) make any assignment for the benefit of creditors of the Company, (H) admit in writing the Company’s inability to pay its debts generally as they become due, or (I) take action in furtherance of any of the foregoing;

(vii)	shall not amend or restate its organizational documents if such change would modify the requirements set forth in Section 6.13 of the Loan Agreement;

(viii)	shall not own any subsidiary or make any investment in, any other Person;

(ix)	shall not commingle its assets with the assets of any other Person and shall hold all of its assets in its own name;

(x)	shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than, (A) the Loan (and any further indebtedness as described in Section 11.11 of the Loan Agreement with regard to Supplemental Loans) and (B) customary unsecured trade payables incurred in the ordinary course of owning and operating the Mortgaged Property provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of two percent (2%) of the original principal amount of the Loan and are paid within sixty (60) days of the date incurred;

(xi)

shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person and shall not list its assets as assets on the financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other

Person and (B) such assets shall also be listed on the Company’s own separate balance sheet;

(xii)	except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents, shall only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of the Company or any guarantor, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties;

(xiii)	shall not maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiv)	shall not assume or guaranty (excluding any guaranty that has been executed and delivered in connection with the Loan) the debts or obligations of any other Person, hold itself out to be responsible for the debts of another Person, pledge its assets to secure the obligations of any other Person or otherwise pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person;

(xv)	shall not make or permit to remain outstanding any loans or advances to any other Person except for those investments permitted under the documents evidencing and/or securing the Loan and shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(xvi)	shall file its own tax returns separate from those of any other Person, except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and shall pay any taxes required to be paid under applicable law;

(xvii)	shall hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, shall correct any known misunderstanding regarding its separate identity and shall not identify itself or any of its Affiliates as a division or department of any other Person;

(xviii)	shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall pay its debts and liabilities from its own assets as the same shall become due;

(xix)	shall allocate fairly and reasonably shared expenses with Affiliates (including, without limitation, shared office space) and use separate stationery, invoices and checks bearing its own name;

(xx)	shall pay (or cause the Property Manager to pay on behalf of the Company from the Company’s funds) its own liabilities (including, without limitation, salaries of its own employees) from its own funds;

(xxi)	shall not acquire obligations or securities of its partners, members, shareholders, or Affiliates, as applicable;

(xxii)	except as contemplated or permitted by the property management agreement with respect to the Property Manager, shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xxiii)	shall maintain a sufficient number of employees (if any) in light of its contemplated business operations and pay the salaries of its own employees, if any, only from its own funds;

(c)	The provisions of this Article 12 shall govern and supersede any other provision of this Agreement to the contrary.

12.03 Certain Definitions for SPE Provisions

For purposes of this Article 12 only, the term “Affiliate” or “affiliate” means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a specified person or entity. For purposes hereof, the terms “control”, “controlled”, or “controlling” with respect to a specified person or entity shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the general partner(s) or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

12.04 SPE Conclusion Amendment

When the Loan has been paid in full, the Management Committee is hereby authorized, and shall have the option, by further written amendment of the Agreement signed only by the Operating Member (the “SPE Conclusion Amendment”) of (i) deleting this Article 12 from the Agreement, or (ii) substituting another lender and loan for the Lender and Loan and continuing the terms and provisions of this Article 12, which SPE Conclusion Amendment is hereby permitted by the Members and therefore shall not require any the further vote or approval of the Members

[Signatures Commence on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

“Paladin”

PRIP PINES, LLC, a Delaware limited liability company

By:	Paladin Realty Income Properties, L.P., a Delaware limited partnership

	By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

[Signatures Continue on Next Page]

[Signatures Continued From Previous Page]

“DFP”

DF PINES OF YORK, LLC, a Virginia limited liability company

By:	DF Pines Manager, Inc., a Virginia corporation, its Manager

By:
Name:
Title: